Exhibit 10.1

Execution Version

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS

DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED

MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION.

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of May 9, 2016 (the “Effective Date”), by and between CHEMOCENTRYX, INC., a Delaware corporation, having an address at 850 Maude Avenue, Mountain View, CA 94043, U.S. (“ChemoCentryx”), and VIFOR (INTERNATIONAL) LTD., a corporation organized under the laws of Switzerland, having an address at Rechenstrasse 37, CH-9014 St. Gallen, Switzerland (“VIT”). ChemoCentryx and VIT may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, ChemoCentryx is a biopharmaceutical company focused on discovering, developing, and commercializing therapeutics to treat autoimmune diseases and inflammatory disorders;

WHEREAS, ChemoCentryx is developing a C5aR inhibitor known as CCX168 for the treatment of rare and orphan diseases, including anti-neutrophil cytoplasmic auto-antibody (ANCA)-associated vasculitis, atypical hemolytic-uremic syndrome, and potentially other indications such as C3 glomerulonephritis, lupus nephritis, systemic lupus erythematosus, and IgA nephropathy;

WHEREAS, VIT is an international pharmaceutical company that develops and commercializes innovative and high quality products and therapies worldwide to improve the life of patients suffering from chronic kidney disease; and

WHEREAS, ChemoCentryx and VIT desire to establish a collaboration for the continued development and, if successful, commercialization of products containing CCX168 in Europe, Central America, South America, Mexico, Canada, South Korea and Africa, all under the terms and conditions set forth herein.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ChemoCentryx and VIT hereby agree as follows:

1.	DEFINITIONS

1.1 “Additional Indication” means an Indication in the Target Field, or in the Field outside the Target Field as mutually agreed by the Parties pursuant to Section 2.8(a), other than the Initial Indications.

1.2 “Additional Indication Rejection Condition” has the meaning set forth in Section 4.5(f).

1.3 “Additional Study” has the meaning set forth in Section 4.4(a).

1.4 “Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party, but for only so long as such control exists. As used in this Section 1.4, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights, or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity. Notwithstanding the foregoing, for the purposes of this Agreement, Fresenius Medical Care shall not be considered an Affiliate of VIT, except as provided in Section 1.128.

1.5 “Alliance Manager” has the meaning set forth in Section 3.5.

1.6 “API” means active pharmaceutical ingredient, which is also commonly referred to as drug substance.

1.7 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, arbitrator, Regulatory Authority, or governmental agency or authority having jurisdiction over or related to the subject item.

1.8 “Bulk Drug Product” means the Product as bulk drug product for Commercial use in the VIT Territory.

1.9 “Bundled Product” means the Product (other than a Combination Product) that is either (a) packaged together with another product that does not contain a Compound for sale or shipment as a single unit or sold at a single price or (b) marketed or sold collectively with such other product as a single product.

1.10 “Business Day” means any day other than a Saturday or Sunday on which the banks in Mountain View, California and in Zurich, Switzerland are open for business.

1.11 “Buy In” has the meaning set forth in Section 4.5(h).

1.12 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

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1.13 “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.14 “CCX140” means the CCR2 inhibitor referred to by ChemoCentryx as CCX140, or any salt, hydrate, ester, isomer, or polymorph thereof.

1.15 “CCX140 Agreement” has the meaning set forth in Section 2.10(b).

1.16 “CCX140 Date” means July 31, 2016 or such other date as the Parties may agree pursuant to Section 2.10(c).

1.17 “Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of its assets or all of its assets relating to the Product; (b) a merger, reorganization or consolidation involving such Party in which the holders of the voting securities of such Party outstanding immediately prior thereto cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such merger, reorganization or consolidation; or (c) a transaction in which an entity or individual, or group of entities and/or individuals acting in concert, acquires more than fifty percent (50%) of the voting equity securities of such Party.

1.18 “ChemoCentryx Affiliate” means any Affiliate of ChemoCentryx; provided that, in the event of a Change of Control of ChemoCentryx, the term “ChemoCentryx Affiliate” shall exclude any entity that becomes an Affiliate of ChemoCentryx as a result of such Change of Control and all Affiliates of such entity (other than ChemoCentryx and its Affiliates in existence as of such Change of Control); provided, however, if such excluded Affiliate Develops or Commercializes the Product or Compound or otherwise performs any activities or obtains any rights with respect to the Product or Compound, such excluded Affiliate will be deemed a ChemoCentryx Affiliate.

1.19 “ChemoCentryx Collaborator” means any Third Party licensee of ChemoCentryx with respect to the Development and Commercialization of any Compound or Product in any country outside the VIT Territory, excluding any contract research organization or other Third Party conducting activities on behalf of ChemoCentryx.

1.20 “ChemoCentryx Data” has the meaning set forth in Section 10.1.

1.21 “ChemoCentryx Indemnitee” has the meaning set forth in Section 12.2.

1.22 “ChemoCentryx Know-How” means all Know-How that ChemoCentryx or any ChemoCentryx Affiliate Controls as of the Effective Date or during the Term, including Joint Inventions and Know-How within Product Technology, that is necessary or reasonably useful for the Development, manufacture, or Commercialization of any Compound or Product in the Field in the VIT Territory, but excluding any Know-How to the extent exclusively related to (a) any compound (other than a Compound), which compound is proprietary to ChemoCentryx or any ChemoCentryx Affiliates or ChemoCentryx Collaborators or (b) the combination of a Compound with any such proprietary compound. ChemoCentryx Know-How includes the Licensed ChemoCentryx Data.

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1.23 “ChemoCentryx Patents” means all Patents that ChemoCentryx or any ChemoCentryx Affiliate Controls as of the Effective Date or during the Term, including Joint Patents, that would be infringed, absent a license or other right to practice granted under, or joint ownership rights in, such Patents, by the Development, manufacture, or Commercialization of any Compound or Product in the Field in the VIT Territory (considering patent applications to be issued with the then-pending claims), but excluding any Patents to the extent exclusively related to (a) any compound (other than a Compound), which compound is proprietary to ChemoCentryx or any ChemoCentryx Affiliates or ChemoCentryx Collaborators or (b) the combination of a Compound with any such proprietary compound. The ChemoCentryx Patents existing as of the Effective Date are set forth in the Letter Agreement.

1.24 “ChemoCentryx Technology” means the ChemoCentryx Know-How and the ChemoCentryx Patents.

1.25 “CMC” means chemistry, manufacturing, and control.

1.26 “CMO” means contract manufacturing organization.

1.27 “Combination Product” means any Product which comprises two or more APIs, at least one (1) of which is the Compound.

1.28 “Commercialization” means the conduct of all activities relating to the commercial use, promotion, marketing, sale, offering for sale, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering the Product to customers) of the Product in the Field in or outside the VIT Territory, including: (i) applying for Pricing and Reimbursement Approval; (ii) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution; and (iii) scientific and medical affairs. For clarity, Commercialization does not include any Development activities, whether conducted before or after Regulatory Approval or Pricing and Reimbursement Approval. “Commercialize” and “Commercializing” have correlative meanings.

1.29 “Commercialization Plan” means a written plan for the Commercialization of the Product, at a level of detail and containing subject matter that is consistent with, and not in addition to, commercialization plans that VIT and its Affiliates prepare for internal use, as may be updated and amended in accordance with Section 6.2.

1.30 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, including Development or Commercialization of the Compound or the Product, those reasonable good faith efforts and resources to accomplish such objective that a similarly-situated company within the biopharmaceutical industry would typically devote to a similar objective under similar circumstances, in each case taking into account all Relevant Factors in effect at the time such efforts are to be expended, and in the case of the Development, Regulatory Approval, Pricing and Reimbursement Approval or Commercialization of the Product or Compound in the VIT Territory, those efforts typically devoted to such activities by a similarly-situated company within the biopharmaceutical industry in the relevant country with respect to a compound, product or product candidate which is of

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similar market potential in such country and which is at a similar stage in its development or product life cycle as the Product or Compound, in each case taking into account all Relevant Factors in effect at the time such efforts are to be expended.

1.31 “Committee” means the JSC, JCC, or any subcommittee established by the JSC, as applicable.

1.32 “Compound” means the C5aR inhibitor referred to by ChemoCentryx as CCX168, having the structure set forth in the Letter Agreement, or any salt, hydrate, ester, isomer, or polymorph thereof.

1.33 “Confidential Information” of a Party means all Know-How, materials, and other proprietary scientific, marketing, financial, or commercial information that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form; or (b) learned by the other Party pursuant to this Agreement. The existence and terms of this Agreement are the Confidential Information of both Parties. All information disclosed by a Party under the Confidentiality Agreement are deemed the Confidential Information of such Party pursuant to this Agreement.

1.34 “Confidentiality Agreement” means that certain Confidentiality Agreement between the Parties dated as of June 5, 2015.

1.35 “Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) to grant access, a license, or a sublicense of or under such Know-How, Patents, or other intellectual property rights to another party, or to otherwise disclose proprietary or trade secret information to another party, without breaching the terms of any then-existing agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party; provided that a Party shall not Control any Know-How or Patents of a Third Party unless they are in-licensed pursuant to a Third Party License.

1.36 “Core Patents” means (a) all ChemoCentryx Patents that have a priority date on or before the Effective Date and (b) any ChemoCentryx Patents claiming Product Technology that is then being used in or with the Product that is then being Developed or Commercialized.

1.37 “Cost of Goods” means, with respect to any Compound or Product, the cost to manufacture Drug Substance, Bulk Drug Product or finished Product for clinical use, as applicable, which means: (a) in the case of products and services acquired from Third Parties, payments made to such Third Parties; and (b) in the case of manufacturing services performed by a Party or its Affiliates, including manufacturing services that are reasonably necessary to support products and services acquired from Third Parties as contemplated in subsection (a), the actual unit costs of manufacture, plus the variances and other costs specifically provided for herein. Actual unit costs shall consist of direct material costs, direct labor costs, and manufacturing overhead directly attributable to such Drug Substance, Bulk Drug Product or finished Product, all calculated in accordance with U.S. generally accepted accounting

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principles. Direct material costs shall include the costs incurred in purchasing materials, including sales and excise taxes imposed thereon, customs duties and charges levied by government authorities, and all costs of packaging components. Direct labor costs shall include the cost of: (i) employees working in manufacturing and packaging of such Drug Substance, Bulk Drug Product or finished Product and engaged in direct manufacturing activities; and (ii) direct or indirect quality control and quality assurance activities. Manufacturing overhead attributable to such Drug Substance, Bulk Drug Product or finished Product shall include a reasonable allocation of indirect labor costs (not previously included in direct labor costs) and a reasonable allocation of facilities and other overhead costs. In all cases under clause (b) above and the preceding sentence, Cost of Goods excludes any [***] or any yield loss in excess of [***]. In addition, Cost of Goods for commercial supply shall not include the cost of process development and validation, stability batches (unless used for sale after Regulatory Approval), CMC work and similar activities.

1.38 “Data” means any and all scientific, technical, test, marketing, or sales data pertaining to any Compound or Product, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical data, clinical data, or submissions made in association with an IND or MAA with respect to any Compound or Product.

1.39 “Data Package” means, with respect to any Next Generation Compound, a package of information summarizing all scientific, technical, and test data, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical data, and clinical data, pertaining to the Next Generation Compound and Controlled by ChemoCentryx or any ChemoCentryx Affiliate. For clarity, the Parties agree that any Data Package shall include information substantially similar in quality and detail to the information provided by ChemoCentryx to VIT in connection with its evaluation of the Product and the Compound, taking into account differences between the Next Generation Compound and the Product.

1.40 “Develop” means to develop (including clinical, nonclinical, and CMC development), analyze, test, and conduct preclinical, clinical, and all other regulatory trials for a Compound or Product, including all post-approval clinical trials, as well as all related regulatory activities and any and all activities pertaining to new Indications, pharmacokinetic studies, and all related activities including work on new formulations, new methods of treatment, and CMC activities including new manufacturing methods. For clarity, Development includes clinical trials and studies that VIT (or its Affiliate or Sublicensee) is required to perform in the VIT Territory. “Developing” and “Development” have correlative meanings.

1.41 “Development Plan” has the meaning set forth in Section 4.3(a).

1.42 “Distributor” means, with respect to one or more countries in the VIT Territory, any entity that (a) is not a Sublicensee or Affiliate of VIT, (b) purchases Product from VIT or its

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Affiliates or Sublicensees for such country(ies), (c) assumes responsibility from VIT or its Affiliate or Sublicensee for all or a portion of the Commercialization of Product in such country(ies), and (d) sells Product in such country(ies) without providing any consideration to VIT or its Affiliate or Sublicensee on account of such sale.

1.43 “Divestiture” has the meaning set forth in Section 2.8(c)(ii).

1.44 “Drug Substance” has the meaning set forth in Section 7.1.

1.45 “EMA” means the European Medicines Agency or any successor entity thereto.

1.46 “EU” means the European Union as constituted at the applicable time.

1.47 “European Patent Convention” means the Convention on the Grant of European Patents of 5 October 1973, as amended.

1.48 “Excluded Claim” has the meaning set forth in Section 15.3(f).

1.49 “Exclusive CCX140 Negotiation Right” has the meaning set forth in Section 2.10(a).

1.50 “Executive Officers” has the meaning set forth in Section 3.4(b).

1.51 “Expert Arbitrators” has the meaning set forth in Section 15.4(a).

1.52 “Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.53 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.

1.54 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.55 “Field” means all therapeutic, prophylactic and diagnostic uses of the Product and the Compound in humans, including the Target Field.

1.56 “First Commercial Sale” means, on a country-by-country basis, the first sale by VIT or any of its Affiliates or Sublicensees to a Third Party for end use or consumption of the Product in a given country in the VIT Territory, after Regulatory Approval and Pricing and Reimbursement Approval has been granted with respect to the Product in such country.

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1.57 “Fresenius Medical Care” means Fresenius Medical Care AG & Co. KGaA, a partnership organized under the laws of Germany with its corporate headquarters in Bad Homburg v.d.H., Germany.

1.58 “FTE” means a full-time person dedicated by ChemoCentryx or VIT to medical and clinical affairs, regulatory, or preclinical or pharmaceutical development activities under the Development Plan as provided in Article 4, or in the case of less than a full-time dedicated person, a full-time equivalent person year, based upon a total one thousand eight hundred twenty (1,820) hours per year of work on or directly related to the Development Plan. Such activities to be performed by ChemoCentryx or VIT employees may include protocol writing, medical monitoring, recording and writing up results, data analysis, reviewing literature and references, holding scientific discussions, seminars and symposia, managing and directing scientific staff, overseeing and coordinating Product supply, and carrying out management duties directly related to the Development Plan.

1.59 “FTE Rate” means, for purposes of determining ChemoCentryx’s or VIT’s internal development costs, initially an amount equal to $[***] per FTE per year; on January 1, 2017, and annually thereafter, such amount shall be increased by [***]. Such FTE rate includes all benefits and any applicable overhead.

1.60 “Galenica” means Galenica AG with its registered seat at Untermattweg 8, 3000 Bern, Switzerland. As of the Effective Date, Galenica owns 100% of Vifor Pharma Participations Ltd and Vifor Pharma Participations Ltd owns 100% of VIT. It is acknowledged and agreed that Galenica may be spinning-off Vifor Pharma Participations Ltd as part of its restructuring.

1.61 “Generic Product” means, with respect to the Product in a particular country, regulatory jurisdiction, or region, any pharmaceutical product that (a) (i) contains the same APIs as the Product for the same route of administration as the Product and is approved by the Regulatory Authority in such country, regulatory jurisdiction, or region (for an Indication for which the Product obtained Regulatory Approval from the applicable Regulatory Authority in such country, regulatory jurisdiction or region); or (ii) is approved by the Regulatory Authority in such country, regulatory jurisdiction or region as a substitutable generic for the Product (for an Indication for which the Product obtained Regulatory Approval from the applicable Regulatory Authority in such country, region or jurisdiction) in accordance with applicable regulations of such Regulatory Authority; and (b) is sold in such country, regulatory jurisdiction or region by ChemoCentryx, its Affiliates or a Third Party (excluding any Third Party that is a Sublicensee) who did not purchase such pharmaceutical product in a chain of distribution that included any of VIT or its Affiliates or Sublicensees.

1.62 “Global Trademark” has the meaning set forth in Section 10.12(a).

1.63 “Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational

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organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.64 “ICC” has the meaning set forth in Section 15.3(a).

1.65 “ICC Rules” has the meaning set forth in Section 15.3(a).

1.66 “ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.67 “IND” means an investigational new drug application, clinical trial authorization or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.68 “Indication” means any specific disease or medical condition in humans.

1.69 “Initial Indications” means a total of [***] Indications in the Target Field (or outside the Target Field as agreed in writing by the Parties), including (a) ANCA-associated vasculitis (“AAV”), (b) atypical hemolytic-uremic syndrome (“aHUS”) or, if Development in aHUS is discontinued before Initiation of a Phase 2 Clinical Trial designed to have a clinical endpoint, any replacement Indication for which the JSC determines to develop the Product and (c) [***] in the Target Field, such as [***], for which the JSC determines to develop the Product (or as otherwise agreed by the Parties in writing).

1.70 “Initiate” means, with respect to a clinical trial, the first dosing of the first subject in such clinical trial.

1.71 “Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or conceived and reduced to practice, in the course of activities contemplated by this Agreement.

1.72 “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 3.2.

1.73 “Joint Inventions” has the meaning set forth in Section 10.2.

1.74 “Joint Manufacturing Subcommittee” or “JMC” has the meaning set forth in Section 7.1.

1.75 “Joint Patent” has the meaning set forth in Section 10.2.

1.76 “Joint Technology” means Joint Inventions and Joint Patents.

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1.77 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.78 “Know-How” means any information, including discoveries, improvements, modifications, processes, methods, techniques, protocols, formulas, data, inventions, know-how, trade secrets, patentable or otherwise, and results, including without limitation physical, chemical, biological, toxicological, pharmacological, safety, and pre-clinical and clinical data, dosage regimens, control assays, and product specifications, but excluding any Patents.

1.79 “Knowledge” means, as applied to a Party, that such Party has the actual knowledge of a particular fact or other matter.

1.80 “Letter Agreement” means that certain letter agreement of even date herewith by and between ChemoCentryx and VIT, including all exhibits thereto.

1.81 “Licensed ChemoCentryx Data” means the ChemoCentryx Data, excluding any Data related to any compound (other than the Compound) that is proprietary to ChemoCentryx or its Affiliates or ChemoCentryx Collaborators or related to the combination of the Compound with any such proprietary compound.

1.82 “Licensed VIT Data” means the VIT Data, excluding any (a) Data related to treatment algorithms or patient care programs, (b) Data related to any compound that is proprietary to VIT, any of its Affiliates or their Third Party licensees or Sublicensees or the combination of a Compound with any such proprietary compound, and (c) Data resulting from development or commercialization efforts that are not conducted under this Agreement and do not use the Compound or the Product or any ChemoCentryx Technology, including, without limitation, Data not directly related to the Compound or the Product that has been developed by VIT, any of its Affiliates or any Third Party under independent research programs or agreements (e.g. generic drug delivery Data) without use of the Compound or the Product or any ChemoCentryx Technology.

1.83 “Losses” has the meaning set forth in Section 12.1.

1.84 “MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction.

1.85 “Major Market Countries” means France, Switzerland, Germany, Italy, Spain, the United Kingdom, Brazil, Canada, Mexico, and South Korea.

1.86 “Middle East” means Bahrain, Iran, Iraq, Jordan, Kuwait, Lebanon, Oman, Palestinian territories, Qatar, Saudi Arabia, United Arab Emirates, and Yemen. For clarity, Middle East excludes Israel and Turkey.

1.87 “Milestone Event” means any event identified in Section 8.2 or 8.3.

1.88 “Milestone Payment” means any payment identified in Section 8.2 or 8.3 to be made by VIT to ChemoCentryx on the occurrence of a Milestone Event.

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1.89 “Net Sales” means, with respect to the Product, the gross amounts invoiced for sales or other dispositions of the Product during the Royalty Term by or on behalf of VIT and its Affiliates and Sublicensees to Third Parties (other than Sublicensees but including to Distributors and Wholesalers), less the following deductions to the extent included in the gross invoiced sales price for the Product or otherwise directly paid or incurred by VIT or its Affiliates or Sublicensees, as applicable, with respect to the sale or other disposition of the Product:

(a) normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product;

(b) credits or allowances given or made for rejection or return of previously sold Product or for retroactive price reductions and billing errors;

(c) rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d) costs of freight, insurance, and other transportation charges directly related to the distribution of the Product;

(e) clawback taxes, tariffs, duties, excises, value added tax and other sales taxes, and other taxes imposed upon and paid with respect to the sale, transportation, delivery, use, exportation, or importation of the Product (which does not include income taxes), as adjusted for rebates and refunds;

(f) prompt-pay discounts and discounts in the form of [***] and reasonably allocated to the Product; and

(g) [***] relating to the sale of the Product that are [***]; provided that (A) any such amounts that are [***] and (B) [***] the amounts deducted pursuant to this Section 1.89(g) with respect to any reporting period [***] for sales or other dispositions of the Product during such reporting period by on behalf of VIT, its Affiliates and Sublicensees to Third Parties (other than Sublicensees).

Such amounts shall be determined in accordance with International Financial Reporting Standards, consistently applied.

Net Sales will not include Products transferred at no profit for use in connection with clinical trials or other development activity, pre-clinical research and trials, promotional use (including samples), compassionate sales or use, indigent programs, investigator initiated trials, or on a named patient basis.

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Upon any sale or other disposition of the Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arms’-length terms, then for purposes of calculating Net Sales under this Agreement, the Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for the Product in the country in which such sale or other disposition occurred when the Product is sold alone and not with other products.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales of the Product between VIT and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of the Product to a Third Party shall be included within the computation of Net Sales.

In the event of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales of the Combination Product in a particular country, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average sale price of the Product containing the Compound as the only API when sold separately in finished form and B is the average sale price of the other API(s) included in the Combination Product when sold separately in finished form (the “Other Product”), in each case in such country during the applicable royalty reporting period or, if sales of both the Product containing the Compound as the only API and the Other Product did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred in such country.

If the Product containing the Compound as the only API is sold separately in such country, but the Other Product has not been sold separately in such country, Net Sales will be determined by multiplying the Net Sales of the Combination Product in such country, during such reporting period, by the fraction A/C, where C is the average sale price of the Combination Product in such country during the applicable royalty reporting period.

If the Other Product is sold separately in such country, but the Product containing the Compound as the only API has not been sold separately in such country, Net Sales will be determined by multiplying the Net Sales of the Combination Product in such country, during such reporting period, by the fraction 1-B/C.

In the event that such average sale price cannot be determined for both the Product containing the Compound as the only API and the Other Product, Net Sales for the purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the fraction D/(D+E), where D is the fair market value of the Product containing the Compound as the only API and E is the fair market value of the Other Product. In such event, the Parties will in good faith make a determination of the respective fair market values of the Product containing the Compound as the only API and the Other Product. If the Parties fail to agree within thirty (30) days after commencing discussions (or such longer period as the Parties may agree), the matter will be submitted to an independent mutually agreed Third Party expert for resolution, whose decision will be final and binding on the Parties.

If the Product is sold as part of a Bundled Product, the invoiced price for the Product included in such Bundled Product will not be discounted by a greater percentage than the percentage at which the invoiced price of the other products included in such Bundled Product are discounted.

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1.90 “Next Generation Compound” means any pharmaceutical product, other than the Product, that inhibits the function of the complement component known as C5 or the chemoattractant receptor known as C5aR or its ligands as its primary mechanism of action, unless such inhibition of the function of the component known as C5 occurs only as an indirect consequence of inhibition of one or more components of the complement cascade that are upstream of C5 and C5aR.

1.91 “Next Generation Compound Option” has the meaning set forth in Section 2.9(b).

1.92 “Non-Proposing Party” has the meaning set forth in Section 4.5(a).

1.93 “Option Period” has the meaning set forth in Section 2.9(d).

1.94 “Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.95 “Phase 1 Clinical Trial” means a human clinical trial in any country conducted in a small number of volunteers designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of the Product and that would satisfy the requirements of 21 CFR 312.21(a) of foreign equivalent.

1.96 “Phase 2 Clinical Trial” means a human clinical trial of the Product in any country to determine initial efficacy and dose range finding and that would satisfy the requirements of 21 CFR 312.21(b) or foreign equivalent.

1.97 “Phase 3 Clinical Trial” means a pivotal human clinical trial of the Product in any country with a defined dose or a set of defined doses of the Product designed to ascertain efficacy and safety of such Compound or Product for the purpose of submitting applications for Regulatory Approval to the competent Regulatory Authorities and that would satisfy the requirements of 21 CFR 312.21(c) or foreign equivalent.

1.98 “Phase IV Clinical Trial” means a clinical study of a pharmaceutical product on human subjects commenced after receipt of Regulatory Approval of such pharmaceutical product for the purpose of satisfying a condition imposed by a Regulatory Authority to obtain Regulatory Approval, or to support the marketing of such pharmaceutical product, and not for the purpose of obtaining initial Regulatory Approval of a pharmaceutical product.

1.99 “Pricing and Reimbursement Approval” means, with respect to the Product, the approval, agreement, determination, or decision of the commercial payor or the applicable

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Governmental Authority responsible for approving and establishing the price or level of reimbursement for the Product, as required in a given country or jurisdiction prior to sale of the Product in such jurisdiction.

1.100 “Product” means any pharmaceutical product for systemic administration that contains a Compound as an API, alone or in combination with one (1) or more other APIs, in any dosage form or formulation.

1.101 “Product Technology” has the meaning set forth in Section 10.4(a).

1.102 “Proposing Party” has the meaning set forth in Section 4.5(a).

1.103 “Regulatory Approval” means any and all approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) of any applicable Regulatory Authority, that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of the Product in a given country or regulatory jurisdiction. Regulatory Approval does not include any Pricing and Reimbursement Approval.

1.104 “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for the Product, including the FDA, the EMA, and any corresponding national or regional regulatory authorities.

1.105 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than Patents, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, or pediatric exclusivity.

1.106 “Regulatory Filings” means any regulatory application, submission, notification, communication (including meeting minutes), correspondence, registration, briefing documents, and other filings made to, received from, or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, or Commercialize a Compound or Product in a particular country or jurisdiction, including any IND, MAA, or Regulatory Approval. Regulatory Filings do not apply to any Pricing and Reimbursement Approval.

1.107 “Relevant Factors” means, to the extent applicable to the Compound or Product, actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected development, Regulatory Approval, Pricing and Reimbursement Approval, manufacturing, and commercialization costs; any issues regarding the ability to manufacture or have manufactured the Product; the likelihood of obtaining Regulatory Approvals and Pricing and Reimbursement Approvals; the timing of such approvals; the current guidance and requirements for Regulatory Approval and Pricing and Reimbursement Approval for the Product and similar products and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market and thereafter; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and

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anticipated exclusivity; Commercialization by VIT after the expiration of the Royalty Term of both that Product that uses the ChemoCentryx Trademarks and the Product that does not use the ChemoCentryx Trademarks, and other relevant scientific, technical, operational and commercial factors.

1.108 “Relevant Indication” has the meaning set forth in Section 2.9(d).

1.109 “Representatives” has the meaning set forth in Section 16.9.

1.110 “Review Period” has the meaning set forth in Section 2.9(c).

1.111 “Royalty Term” has the meaning set forth in Section 8.4(b).

1.112 “Safety Data” means Data generated by or on behalf of VIT or its Affiliates or Sublicensees or by or on behalf of ChemoCentryx or its Affiliates or ChemoCentryx Collaborators, related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities in or outside the VIT Territory. Safety Data also includes “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.113 “Safety Data Agreement” has the meaning set forth in Section 5.3.

1.114 “SEC” means the U.S. Securities and Exchange Commission, or any successor entity.

1.115 “Sole Inventions” has the meaning set forth in Section 10.2.

1.116 “Standstill Period” has the meaning set forth in Section 16.9.

1.117 “Stock Purchase Agreement” means the agreement between VIT and ChemoCentryx regarding the purchase of stock contemplated under Section 8.1(b).

1.118 “Sublicensee” means a Third Party to whom VIT grants a sublicense under the ChemoCentryx Technology to Develop, use, import, promote, offer for sale or sell any Compound or Product in the Field in the VIT Territory (either independently from or in cooperation with VIT), beyond the mere right to purchase the Product from or to provide services on behalf of VIT and its Affiliates. In no event shall ChemoCentryx or any of its Affiliates be deemed a Sublicensee.

1.119 “Supply Agreement” has the meaning set forth in Section 7.2.

1.120 “Target Field” means the diagnosis, treatment, prevention and palliation of any rare or orphan disease in humans, as defined by FDA under 21 CFR Part 316, as amended, by the EMA under applicable regulations or by any other applicable Regulatory Authority under Applicable Laws in the VIT Territory, including anti-neutrophil cytoplasmic auto-antibody (ANCA)-associated vasculitis (AAV), atypical hemolytic-uretic syndrome (aHUS), C3 glomerulonephritis (C3GN), lupus nephritis, systemic lupus erythematosus (SLE), and IgA nephropathy (IgAN).

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1.121 “Term” has the meaning set forth in Section 14.1.

1.122 “Third Party” means any entity other than ChemoCentryx or VIT or an Affiliate of ChemoCentryx or VIT.

1.123 “Third Party License” means any Third Party agreement that is deemed to be a Third Party License pursuant to Section 2.7.

1.124 “Third Party Technology means any Patents or Know-How Controlled by a Third Party that are necessary or reasonably useful to Develop, manufacture or Commercialize any Compound or Product in the Field.

1.125 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.126 “U.S.” means the United States of America, including its territories and possessions.

1.127 “Valid Claim” means (a) a claim of an issued and unexpired ChemoCentryx Patent (including any Joint Patent) that has not been revoked or held unenforceable or invalid by a Governmental Authority in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a claim in any pending ChemoCentryx Patent in the VIT Territory that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such claim has not been pending more than seven (7) years from the priority date of such application (but if such pending claim with a pendency of seven (7) years or longer subsequently issues it will be considered a Valid Claim upon issuance).

1.128 “VIT Affiliate” means any Affiliate of VIT; provided that, in the event of a Change of Control of VIT, the term “VIT Affiliate” shall exclude any entity that becomes an Affiliate of VIT as a result of such Change of Control and all Affiliates of such entity (other than VIT and its Affiliates in existence as of such Change of Control); provided, however, if such excluded Affiliate Develops or Commercializes or otherwise performs any activities or obtains any rights with respect to the Product or Compound, such excluded Affiliate will be deemed a VIT Affiliate. For purposes of this Agreement, Fresenius Medical Care will be an Affiliate of VIT if it meets the definition of Affiliate by acquiring voting share capital or other equity interest in VIT representing more than fifty percent (50%) of such interest.

1.129 “VIT Data” has the meaning set forth in Section 10.1.

1.130 “VIT Indemnitee” has the meaning set forth in Section 12.1.

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1.131 “VIT Know-How” means all Know-How that VIT or any VIT Affiliate Controls as of the Effective Date or during the Term, including Joint Inventions, that is necessary for the research, Development, manufacture, use, importation, offer for sale or sale of any Compound or Product in the Field. VIT Know-How includes the Licensed VIT Data. VIT Know-How does not include (a) Know-How related to treatment algorithms or patient care programs, (b) Know-How to the extent exclusively related to any compound, which compound is proprietary to VIT, any VIT Affiliates or their Third Party licensees/Sublicensees or related to the combination of a Compound with any such proprietary compound, and (c) Know-How resulting from development or commercialization efforts that are not conducted under this Agreement, including, without limitation, Know-How not directly related to the Compound or the Product that has been developed by VIT, any VIT Affiliates or any Third Party under independent research programs or agreements (e.g. generic drug delivery Know-How).

1.132 “VIT Patents” means all Patents that VIT or any VIT Affiliate Controls as of the Effective Date or during the Term, including Joint Patents, that would be infringed, absent a license or other right to practice granted under, or joint ownership rights in, such Patents, by the research, Development, manufacture, use, importation, offer for sale or sale of any Compound or Product (considering patent applications to be issued with the then-pending claims). VIT Patents does not include any Patent (a) relating to treatment algorithms or patient care programs, (b) to the extent exclusively related to any compound that is proprietary to VIT, any VIT Affiliates or their Third Party licensees/Sublicensees or related to the combination of a Compound with any such proprietary compound, and (c) any Patent resulting from development or commercialization efforts that are not conducted under this Agreement and do not use the Compound or the Product or any ChemoCentryx Technology, including, without limitation, Patents not directly related to the Compound or the Product that have been developed by VIT, any VIT Affiliate or any Third Party under independent research programs or agreements (e.g. generic drug delivery Patents) without use of the Compound or the Product or any ChemoCentryx Technology.

1.133 “VIT Technology” means the VIT Know-How and the VIT Patents.

1.134 “VIT Territory” means Europe, Central America, South America, Mexico, Canada, South Korea, and Africa, and, if the CCX140 Agreement is executed before October 31, 2016, in accordance with Section 2.10, the Middle East.

1.135 “Wholesaler” means any Third Party whose role with respect to Product in the VIT Territory is only to (a) provide inventory management, logistics or shipping services on behalf of VIT, its Affiliates, Sublicensees or Distributors, or (b) resell products to customers without providing any consideration to VIT or its Affiliate or Sublicensee on account of such sale.

2.	GRANT OF LICENSES

2.1 Licenses Granted to VIT. Subject to the terms and conditions of this Agreement, ChemoCentryx hereby grants to VIT the following licenses, during the Term:

(a) an exclusive (even as to ChemoCentryx), royalty bearing license, with the right to grant sublicenses as provided in Section 2.2, under the ChemoCentryx Technology to

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seek Regulatory Approval and Pricing and Reimbursement Approval for and Commercialize the Product in the Field in the VIT Territory, which license includes the rights (i) to incorporate Licensed ChemoCentryx Data in Regulatory Filings with Regulatory Authorities in the VIT Territory and in filings for Pricing and Reimbursement Approval in the VIT Territory; and (ii) to cross-reference Regulatory Filings Controlled by ChemoCentryx or any ChemoCentryx Affiliate or, to the extent ChemoCentryx has obtained the right to cross-reference Regulatory Filings Controlled by a ChemoCentryx Collaborator, such ChemoCentryx Collaborator outside the VIT Territory, in each case (i) and (ii) solely for the purpose of obtaining Regulatory Approval and Pricing and Reimbursement Approval for the Product in the Field in the VIT Territory;

(b) a non-exclusive license, with the right to grant sublicenses as provided in Section 2.2, under the ChemoCentryx Technology to manufacture and have manufactured the Product in and outside the VIT Territory solely for use in exercising the licenses granted in Section 2.1(a) and (c) (subject to Article 7); and

(c) an exclusive license in the VIT Territory in the Field, and a non-exclusive license outside the VIT Territory in the Field (if applicable under the Development Plan), to conduct those Development activities allocated to VIT in the Development Plan.

2.2 Sublicenses. VIT shall have the right to grant sublicenses, through multiple tiers, under the licenses granted in Section 2.1 without ChemoCentryx’s consent to (i) any Affiliate of VIT, (ii) Fresenius Medical Care and its Affiliates, and (iii) Third Parties listed in the Letter Agreement. For the avoidance of doubt, if VIT desires to grant a sublicense to a Third Party not included in Sections 2.2(i), (ii) or (iii), it must obtain ChemoCentryx’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed. All sublicenses granted under the licenses granted in Section 2.1 shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. If ChemoCentryx does not respond to a notice under this Section 2.2 within twenty (20) Business Days, ChemoCentryx’s consent will be deemed to be granted. VIT shall use Commercially Reasonable Efforts to cause each agreement with a Sublicensee to include the right of VIT to grant to ChemoCentryx rights with respect to all Data, Inventions, and Regulatory Filings made or generated by such Sublicensee as if such Data, Inventions, and Regulatory Filings were made or generated by VIT. VIT shall be responsible for the compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement. Upon ChemoCentryx’s request, for sublicenses covering the Major Market Countries, VIT shall provide ChemoCentryx with a full and complete copy of each agreement under which VIT or its Affiliate or Sublicensee grants a sublicense to a Third Party (provided that VIT may redact any confidential information contained therein that is not necessary to confirm compliance with this Agreement, including financial terms).

2.3 Licenses Granted to ChemoCentryx. Subject to the terms and conditions of this Agreement, VIT hereby grants to ChemoCentryx the following licenses during the Term:

(a) an exclusive, royalty-free, fully-paid license, with the right to grant sublicenses as provided in Section 2.3(c), under the VIT Technology (including the Joint Technology) (A) to conduct those Development activities allocated to ChemoCentryx in the Development Plan and (B) to Develop, seek Regulatory Approval and Pricing and Reimbursement Approval for, and Commercialize the Product in the Field outside the VIT

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Territory, which license includes the rights (i) to incorporate Licensed VIT Data in Regulatory Filings with Regulatory Authorities and in filings for Pricing and Reimbursement Approval outside the VIT Territory and (ii) to cross-reference Regulatory Filings Controlled by VIT or VIT Affiliates or, to the extent VIT has obtained the right to cross-reference Regulatory Filings Controlled by Sublicensees, Sublicensees in the VIT Territory, in each case solely for the purpose of obtaining Regulatory Approval and Pricing and Reimbursement Approval for the Product in the Field outside the VIT Territory; and

(b) a non-exclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses as provided in Section 2.3(c), under the VIT Technology to make and have made the Product in and outside the VIT Territory for sale outside the VIT Territory or to VIT in the VIT Territory.

(c) ChemoCentryx shall have the right to grant sublicenses, through multiple tiers, under the licenses granted in Section 2.3 without VIT’s prior written consent. All sublicenses granted under the licenses granted in Section 2.3 shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. ChemoCentryx shall use Commercially Reasonable Efforts to cause each sublicense agreement to include the right of ChemoCentryx to grant to VIT rights with respect to all Data, Inventions, and Regulatory Filings made or generated by the sublicensee as if such Data, Inventions, and Regulatory Filings were made or generated by ChemoCentryx. ChemoCentryx shall be responsible for the compliance of its Affiliates and sublicensees with the terms and conditions of this Agreement. Upon VIT’s request, ChemoCentryx shall provide VIT with a full and complete copy of each sublicense agreement (provided that ChemoCentryx may redact any confidential information contained therein that is not necessary to confirm compliance with this Agreement, including financial terms).

2.4 Reserved Rights. ChemoCentryx hereby expressly reserves (a) all rights to practice, and to grant licenses under, the ChemoCentryx Technology outside of the scope of the licenses granted in Section 2.1, for any and all purposes, and (b) the right to conduct all activities to be conducted by ChemoCentryx as contemplated by this Agreement. Subject only to the rights expressly granted under Section 2.3, VIT hereby expressly reserves all rights to practice, and to grant licenses under, the VIT Technology for any and all purposes.

2.5 No Implied Licenses; Negative Covenant. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other intellectual property owned or controlled by the other Party. Neither Party shall, nor shall it permit any of its Affiliates or sublicensees to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.6 Disclosure of Know-How. ChemoCentryx shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to VIT, in whatever form VIT may reasonably request (including by providing copies thereof), all ChemoCentryx Know-How that (a) is in existence as of the Effective Date, within thirty (30) days after the Effective Date and (b) comes into existence after the Effective Date and that was not previously provided to VIT, promptly after the earlier of the development, making, conception, or reduction to practice

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of such ChemoCentryx Know-How (and at least every six (6) months). VIT shall and shall cause its Affiliates to, without additional compensation, disclose and make available to VIT, in whatever form ChemoCentryx may reasonably request (including by providing copies thereof), all VIT Know-How that (i) is in existence as of the Effective Date, within thirty (30) days after the Effective Date and (ii) comes into existence after the Effective Date and that was not previously provided to ChemoCentryx, promptly after the earlier of the development, making, conception, or reduction to practice of such VIT Know-How (and at least every six (6) months).

2.7 Third Party Licenses.

(a) Each Party shall promptly notify the other Party if it becomes aware of any Third Party Technology.

(b) ChemoCentryx shall have the first right to negotiate and obtain a license to any Third Party Technology applicable to both the VIT Territory and any countries outside the VIT Territory, and shall use Commercially Reasonable Efforts to obtain the right to sublicense such Third Party Technology to VIT in the VIT Territory on terms that are fair and equitable for both ChemoCentryx and VIT. If ChemoCentryx obtains a license to Third Party Technology, ChemoCentryx will promptly disclose to VIT a complete copy of applicable license agreement. The agreement will be deemed a Third Party License and the Third Party Technology will be deemed ChemoCentryx Technology and will be sublicensed to VIT pursuant to the licenses granted under Section 2.1 if (i) VIT provides ChemoCentryx with written notice in which VIT agrees to be responsible for all payments that would be owed under such license agreement as a result of ChemoCentryx’s granting a sublicense to VIT or the exercise of such sublicense granted to VIT (including by any of its Affiliates or Sublicensees) and a reasonable allocation of any other payments under such license agreement and to make all payments when due and provide all reports required under such license agreement, and (ii) VIT acknowledges in writing that its sublicense under such license agreement is subject to the terms and conditions of such license agreement.

(c) If ChemoCentryx elects not to obtain a license to Third Party Technology as contemplated by Section 2.7(b), or is unsuccessful in obtaining such a license within one hundred eighty (180) days after the Parties mutually agree to seek such license, which agreement will not be unreasonably withheld or delayed, then VIT shall have the right (but not the obligation) to negotiate and obtain such a license from such Third Party for the VIT Territory. If VIT obtains a license to Third Party Technology, such license agreement shall be deemed a Third Party License for purposes of Section 8.4(e), and VIT will use Commercially Reasonable Efforts to obtain the right to sublicense to ChemoCentryx in the event of any termination of this Agreement, other than termination by VIT under Section 14.3(a).

(d) Subject to Section 8.4(e), VIT shall have the first right to negotiate and obtain a license under any Third Party Technology that exists solely in the VIT Territory at its sole discretion and expense. If VIT elects to negotiate such a license, VIT will use Commercially Reasonable Efforts to obtain the right to sublicense to ChemoCentryx in the event of any termination of this Agreement, other than termination by VIT under Section 14.3(a).

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2.8 Exclusivity.

(a) Product. None of ChemoCentryx or any ChemoCentryx Affiliate or VIT or any VIT Affiliate shall Develop or Commercialize the Product outside the Target Field either in or outside the VIT Territory; provided, however, that the Parties (or any ChemoCentryx Affiliate or VIT Affiliate) may Develop and Commercialize the Product in Indications outside the Target Field by mutual written agreement, with any such Development of the Product outside the Target Field to be conducted under the Development Plan. Development of the Product in Additional Indications is subject to Section 4.5.

(b) Next Generation Compounds. During the Term, VIT shall not, and shall ensure that VIT Affiliates and Sublicensees do not, directly or indirectly, clinically develop (in a Phase 2 Clinical Trial or any later-stage clinical trial) or commercialize any Next Generation Compound for any Indication in the VIT Territory; provided that the foregoing covenant will apply to a Sublicensee only with respect to the countries in the VIT Territory in which such Sublicensee has sublicense rights. The terms of this Section 2.8(b) will not apply to Next Generation Compounds for which VIT obtains rights as set forth in Section 2.9. For clarity, the foregoing would not restrict physicians from prescribing Next Generation Compounds that are commercialized by Third Parties.

(c) Acquired Rights. In the event that VIT or any VIT Affiliate, either through its own efforts or by acquisition of such rights (whether through merger, acquisition or similar transaction, but not to the extent rights are acquired under Section 2.9), obtains the rights to a Next Generation Compound that would cause VIT to breach Section 2.8(b), then VIT shall elect one of the following upon written notice to ChemoCentryx within thirty (30) days after such rights are first obtained:

(i) to terminate this Agreement pursuant to Section 14.5, in which case such notice will serve as notice of termination under Section 14.5; or

(ii) to Divest such Next Generation Compound, in which case VIT or any VIT Affiliate shall, or shall cause the applicable entity to, complete the Divestiture of such Next Generation Compound within twelve (12) months from the date VIT or the applicable VIT Affiliate obtained any rights in such Next Generation Compound, in which case the conduct of activities with respect to such Next Generation Compound by VIT or any VIT Affiliate during such twelve (12) month period shall not be deemed a breach of VIT’s exclusivity obligations under Section 2.8(b), provided that such activities with respect to such Next Generation Compound during such twelve (12) month period are conducted independently of the activities conducted under this Agreement and no ChemoCentryx Technology or VIT Technology is used in the conduct of such activities. “Divestiture”, as used in this Section 2.8(c)(ii), means the sale, exclusive license or transfer of rights to the Next Generation Compound to a Third Party without receiving a continuing share of profit, royalty payments, or other economic interest in the success of such Next Generation Compound in the VIT Territory.

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2.9 Right to Obtain an Exclusive Option to Next Generation Compounds Developed by ChemoCentryx.

(a) The Parties will discuss the development of any Next Generation Compounds in the JSC. ChemoCentryx shall share with VIT, through the JSC, regularly and at least on a semi-annual basis a summary of all Data generated by or on behalf of ChemoCentryx or any ChemoCentryx Affiliate relating to the development of Next Generation Compounds.

(b) ChemoCentryx hereby grants to VIT the right to obtain an exclusive option to obtain an exclusive license to seek regulatory approval for and commercialize Next Generation Compounds, whether developed by ChemoCentryx or a ChemoCentryx Affiliate or in-licensed or otherwise acquired by ChemoCentryx or a ChemoCentryx Affiliate, in the Field in the VIT Territory as provided in this Section 2.9 (the “Next Generation Compound Option”).

(c) If ChemoCentryx has a Next Generation Compound program and has generated the information necessary to include in the Data Package, ChemoCentryx shall offer the Next Generation Compound Option to VIT by providing VIT with a Data Package. Unless the Parties agree otherwise in writing (e.g., in connection with [***]), in no event shall ChemoCentryx be entitled to offer the Next Generation Compound Option to VIT prior to (A) the earlier of (i) [***] or (ii) [***] or (B) [***] the earlier of (i) [***] or (ii) [***]. VIT will have a period of up to one hundred twenty (120) days (the “Review Period”) to review the Data Package and to present questions to ChemoCentryx. ChemoCentryx will fully cooperate with VIT during the Review Period.

(d) VIT may obtain the Next Generation Compound Option by written notice to ChemoCentryx on or before the end of the Review Period and payment of an option grant fee of [***]. If VIT obtains the Next Generation Compound Option, then VIT may exercise the Next Generation Compound Option no later than eighteen (18) months after the date on which VIT obtains the Next Generation Compound Option (the “Option Period”); provided that if the Data Package includes clinical data in an Indication that is [***] (the “Relevant Indication”), then the Option Period will be extended until the [***], whichever is earlier. During the Option Period, ChemoCentryx shall have the right to continue development of the Next Generation Compound, but [***]. If VIT obtains the Next Generation Compound Option, the Parties will discuss the strategy for the Commercialization of the Next Generation Compound.

(e) Following VIT’s timely exercise of the Next Generation Compound Option by written notice to ChemoCentryx, the Parties shall negotiate in good faith and enter into a license agreement, on terms substantially equivalent to this Agreement, under which VIT would have the right to seek regulatory approval for and commercialize such Next Generation Compound in the VIT Territory; provided that [***]. The terms of Section 2.10 of this Agreement shall be excluded from any determination of terms substantially equivalent to this

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Agreement, and any equity investment would be one-half of the amount referenced in Section 8.1(b) of this Agreement and at a price equal to the greater of (i) the volume weighted average trading price of the common stock of ChemoCentryx on Nasdaq for the thirty (30) days prior to the effective date of such license agreement, plus a fifty percent (50%) premium and (ii) the price per share for shares issued under Section 8.1(b).

(f) If (i) VIT fails to timely exercise such Next Generation Compound Option, then upon expiration of the Option Period (as may be extended pursuant to Section 2.9(d)), or (ii) if VIT fails to obtain the Next Generation Compound Option within the Review Period, ChemoCentryx shall be free, itself or with or through an Affiliate or Third Party, to seek regulatory approval for and commercialize such Next Generation Compound in the VIT Territory; provided that if the [***], ChemoCentryx shall [***], whichever is earlier. In addition, if VIT fails to obtain the Next Generation Compound Option within the Review Period, VIT will not have the right to Develop or Commercialize the Product in any Additional Indication [***], whichever is earlier.

2.10 Exclusive Right of Negotiation for CCX140.

(a) ChemoCentryx hereby grants to VIT an exclusive right of negotiation (“Exclusive CCX140 Negotiation Right”), exercisable as set forth in Section 2.10(b), to obtain a worldwide, exclusive license to develop, manufacture and commercialize CCX140.

(b) VIT may exercise its Exclusive CCX140 Negotiation Right by providing written notice to ChemoCentryx before July 31, 2016, indicating its desire to obtain a license for CCX140. Following VIT’s timely notice to ChemoCentryx, the Parties shall negotiate exclusively and in good faith the terms of an agreement under which CCXI would grant VIT an exclusive, worldwide license to develop, manufacture and commercialize CCX140. In the event that the Parties agree upon such terms, they shall enter into a separate license agreement (the “CCX140 Agreement”). If (i) the Parties do not enter into the CCX140 Agreement on or before the CCX140 Date or (ii) VIT does not notify ChemoCentryx of exercise of the Exclusive CCX140 Negotiation Right by July 31, 2016, then in each case (i) and (ii) ChemoCentryx shall be free to negotiate with and enter into an agreement with a Third Party with respect to the worldwide development, manufacture and commercialization of CCX140.

(c) If VIT timely exercises the Exclusive CCX140 Negotiation Right and if, as of July 31, 2016, the Parties are continuing to negotiate in good faith the terms of the CCX140 Agreement and are nearing completion of such negotiations, but have not yet entered into the CCX140 Agreement, the CCX140 Date will be extended by a period of time reasonably agreed by the Parties as reasonably necessary to conclude such negotiations and enter into the CCX140 Agreement (but not to exceed an additional five (5) Business Days).

(d) In the event that VIT exercises its Exclusive CCX140 Negotiation Right pursuant to Section 2.10(b) and the Parties execute the CCX140 Agreement by the CCX140 Date, VIT shall have the right, by payment of a non-creditable, non-refundable payment of [***]

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to ChemoCentryx on or before the CCX140 Date, to [***] upon the Parties’ written agreement, [***]. Upon the effectiveness of the CCX140 Agreement that was executed by the CCX140 Date, (i) the VIT Territory under this Agreement shall be expanded to include the Middle East, and (ii) [***] of the upfront equity purchase by VIT from ChemoCentryx pursuant to Section 8.1(b) shall be creditable against any upfront payment VIT may owe to ChemoCentryx under the CCX140 Agreement.

(e) In the event that VIT exercises its Exclusive CCX140 Negotiation Right pursuant to Section 2.10(b) and the Parties do not execute the CCX140 Agreement by the CCX140 Date, but the Parties execute the CCX140 Agreement on or before October 31, 2016, then (i) the VIT Territory under this Agreement shall be expanded to include the Middle East, and (ii) a portion of the upfront equity purchase by VIT from ChemoCentryx pursuant to Section 8.1(b) shall be creditable against any upfront payment VIT may owe to ChemoCentryx under the CCX140 Agreement, as follows: if the CCX140 Agreement is executed after the CCX140 Date and on or before August 31, 2016, [***] of the upfront equity purchase shall be creditable; if the CCX140 Agreement is executed during the month of September, 2016, [***] shall be creditable; and if the CCX140 Agreement is executed during the month of October, 2016, [***] shall be creditable (and for clarity no such amounts will be credited if the CCX140 Agreement is executed after October 31, 2016).

3.	GOVERNANCE

3.1 Joint Steering Committee. Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of an equal number of representatives of each Party (up to four (4)), to oversee and coordinate the activities of the Parties under this Agreement. The JSC shall in particular:

(a) provide a forum for the discussion of the Development, Commercialization, manufacturing and supply of the Product in the Field in and outside the VIT Territory;

(b) discuss and determine the strategy for the Development of the Product for the Major Market Countries and the U.S. and review and approve all proposed amendments to the Development Plan including any Additional Study;

(c) review, discuss and approve any changes to the Initial Indications and any proposed Additional Indications;

(d) review and coordinate the strategy for Regulatory Filings for the Product in the Major Market Countries and the U.S.;

(e) discuss the strategy for the Commercialization of the Product in the Major Market Countries, and review and discuss the initial Commercialization Plan for the Major Market Countries and each amendment thereto;

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(f) facilitate the exchange of Licensed ChemoCentryx Data and Licensed VIT Data between the Parties;

(g) direct and oversee the operation of the JCC and any other joint subcommittee established by the JSC, including attempting to resolve any disputed matter of such Committees;

(h) establish additional joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement;

(i) discuss the global branding strategy for the Product;

(j) discuss the development of any Next Generation Compound; and

(k) perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

For clarity, the JSC will not have any decision-making authority with respect to the Commercialization of the Product in the VIT Territory.

3.2 Joint Commercialization Committee. At a time to be determined by the JSC, the Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or the “JCC”), composed of an equal number of up to four (4) representatives of each Party, to oversee the Commercialization of the Product in the Field in and outside the VIT Territory. The JCC shall in particular:

(a) report to the JSC on all significant Commercialization activities by VIT in the Major Market Countries and by ChemoCentryx in the U.S., including on the implementation of the Commercialization Plan of VIT for the Major Market Countries, and on activities of the JCC;

(b) review and discuss the initial Commercialization Plan of VIT for the Major Market Countries and all proposed amendments to such Commercialization Plan, for submission to the JSC;

(c) provide a forum for and facilitate communications and coordination between the Parties with respect to the Commercialization of the Product in the Field in and outside the VIT Territory;

(d) discuss any VIT decision not to launch (or to significantly delay the launch of) the Product in a particular country in the VIT Territory based on Pricing and Reimbursement Approval;

(e) discuss the global branding strategy for the Product; and

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(f) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Commercialization of the Product in the Field in and outside the VIT Territory, as directed by the JSC.

For clarity, the JCC will not have any decision-making authority with respect to the Commercialization of the Product in the VIT Territory.

3.3 Committee Membership and Meetings.

(a) Committee Members. Each Committee representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the applicable Committee’s responsibilities. Each Party may replace its representatives on any Committee on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its Committee members. Each Party shall appoint one (1) of its representatives on each Committee to act as a co-chairperson of such Committee. The co-chairpersons shall jointly prepare and circulate agendas to Committee members at least seven (7) days prior to each Committee meeting and shall direct the preparation of reasonably detailed minutes for each Committee meeting, which shall be approved by the co-chairpersons and circulated to Committee members within thirty (30) days of such meeting.

(b) Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every three (3) months or such other frequency as may be mutually agreed by the Parties. Meetings of any Committee may be held in person or by audio or video teleconference; provided that unless otherwise agreed by both Parties, at least one (1) meeting per year for each Committee shall be held in person, and all in-person Committees shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in any Committee meetings. No action taken at any meeting of a Committee shall be effective unless at least one (1) representative of each Party is participating.

(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least seven (7) days prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, delayed, or conditioned. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.4 Decision-Making.

(a) All decisions of each Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. Any Additional Indication may only be added to the Development Plan as provided in Section 4.5. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JCC or another subcommittee of the JSC, the representatives of the Parties cannot reach an agreement as to such matter within five (5) Business Days after such matter was brought to such Committee for resolution, such disagreement shall be referred to the JSC for resolution.

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(b) If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter within five (5) Business Days after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Chief Executive Officer of ChemoCentryx and the Chief Executive Officer of VIT (collectively, the “Executive Officers”) for resolution.

(c) If the Executive Officers cannot resolve such matter within thirty (30) days after such matter has been referred to them, then if such matter relates to the Development of the Product, including the content of the Development Plan and whether to develop the Product for a particular Indication in the Field, then ChemoCentryx shall be entitled to make the final decision, provided that ChemoCentryx shall not amend the Development Plan in a manner that (i) would result in the clinical Development strategy therein being insufficient to satisfy requirements for Regulatory Approval by the EMA in the Initial Indications and any Additional Indication included therein or (ii) fails to comply with the scientific advice provided by the EMA for Regulatory Approval of the Product in an Indication included in the Development Plan, to the extent such advice can be technically implemented. If VIT reasonably believes that any amendment to the Development Plan would materially adversely affect the safety and efficacy profile of the Product in the VIT Territory, or that any Additional Indication proposed by ChemoCentryx would satisfy the Additional Indication Rejection Condition, the Parties shall appoint a mutually agreed independent Third Party scientific expert to evaluate and advise the Parties on the effect of such amendment on the safety and efficacy profile of the Product in the VIT Territory or whether such Additional Indication satisfies the Additional Indication Rejection Condition, which advice ChemoCentryx shall consider in good faith in exercising its final decision-making authority; provided that if such issue [***], the Parties shall resolve the dispute as set forth in Section 15.4.

(d) Limitations on Authority. Each Committee shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, no Committee will have the power to amend this Agreement, and no decision of a Committee may be in contravention of any terms and conditions of this Agreement.

3.5 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for alliance management between the Parties on a day-to-day basis throughout the Term. Each Alliance Manager shall be permitted to attend meetings of the JSC and other Committees as appropriate as non-voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance

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Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC and its subcommittees.

3.6 Discontinuation of Participation on a Committee. ChemoCentryx’s membership in the Committees shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of participation in governance, decision-making, and information exchange with respect to activities within the jurisdiction of the Committees. ChemoCentryx shall have the right to withdraw, at any time, from membership on any or all of the Committees upon thirty (30) days’ prior written notice to VIT, which notice shall be effective upon the expiration of such thirty (30) day period. Following the issuance of such notice: (a) ChemoCentryx’s membership in the applicable Committee(s) shall be terminated and (b) each Party shall have the obligation to provide and the right to continue to receive the information it would otherwise be required to provide and entitled to receive under the Agreement and to participate directly with the other Party in discussions, reviews and approvals currently allocated to the relevant Committee(s) pursuant to Article 3. If, at any time, following issuance of such a notice, ChemoCentryx wishes to resume participation in the relevant Committee, ChemoCentryx shall notify VIT in writing and, thereafter, ChemoCentryx’s representatives to the relevant Committee shall be entitled to attend any subsequent meeting of such Committee and to participate in the activities of, and decision-making by, such Committee as provided in this Article 3 as if such notice had not been issued by ChemoCentryx pursuant to this Section 3.6. If a Committee is disbanded, then any data and information of the nature intended to be shared within such Committee shall be provided by each Party directly to the other Party.

4.	DEVELOPMENT

4.1 General. Subject to the terms and conditions of this Agreement, and except as expressly provided herein, ChemoCentryx shall be solely responsible, at its own expense, for the Development of the Compound and the Product in and outside the VIT Territory in [***] the Initial Indications and in each Additional Indication that is included in the Development Plan; provided that following Regulatory Approval of the Product in an Initial Indication in a Major Market Country in the EU, [***] all internal costs (at the FTE Rate) and all Third Party expenses incurred by the Parties to Develop the Product for any Additional Indications, or the Proposing Party shall bear all such costs, as the case may be, as set forth in Section 4.5. All Development work conducted pursuant to this Agreement will be subject to the JSC’s oversight and will be in accordance with the Development Plan. VIT will reasonably contribute its in-house clinical development expertise and nephrology expertise at its sole expense.

4.2 Global Development Program. The Parties intend to Develop the Product for the Initial Indications and each Additional Indication that is included in the Development Plan for the purpose of obtaining Regulatory Approval for the Product in each such Indication in the EU and in the U.S. Accordingly, the Parties will consult with the EMA and FDA with respect to

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the Development strategy for the Product, including requesting scientific advice from the EMA, and will take into account all scientific advice from the EMA, to the extent such advice can be technically implemented, and other reasonable requirements, recommendations and guidance from such Regulatory Authorities in preparing the Development Plan. Furthermore, to the extent not materially affecting the costs or timeline of Development pursuant to the first sentence of this Section 4.2, the Parties may consult with other relevant Regulatory Authorities in the VIT Territory with respect to the Development strategy for the Product and will use Commercially Reasonable Efforts to address any requirements, recommendations and guidance from such Regulatory Authorities in the Development Plan.

4.3 Development Plan.

(a) Content. All Development of the Compound and the Product under this Agreement shall be conducted pursuant to a comprehensive written development plan (as amended in accordance with this Agreement, the “Development Plan”). The Development Plan shall set forth the timeline and details of all preclinical and clinical Development activities to be conducted by or on behalf of ChemoCentryx or its Affiliates to obtain Regulatory Approval of the Product in the Initial Indications in the U.S., the EU and Major Market Countries outside the EU, as well as in Additional Indications in the Field and other countries in the VIT Territory, as well as potential post marketing commitments (such as pediatric investigation plans), in each case as determined by the JSC. The Development Plan shall include a coordinated Development and regulatory strategy and will set forth the Parties’ respective roles with respect to Regulatory Filings. The Development Plan may also include any other Development activities approved by the JSC, such as Additional Studies conducted pursuant to Section 4.4. The initial version of the Development Plan, which has been agreed to by the Parties, is attached to the Letter Agreement.

(b) Updates. From time to time during the Term, but at least annually, the Parties will prepare updates and amendments, as appropriate, to the Development Plan and submit such updates and amendments to the JSC for review, discussion, and approval. Once approved by the JSC, each such updated or amended Development Plan, as the case may be, shall replace the prior Development Plan.

(c) Conflict. If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

4.4 Additional Studies.

(a) Responsibility. In the event that any additional clinical study(ies) is required to obtain Regulatory Approval of the Product in a particular regulatory jurisdiction in an Initial Indication or an Additional Indication that the Parties are jointly funding under Section 4.5, either in or outside the VIT Territory (other than EMA Regulatory Approval for the Initial Indications), or either Party desires to conduct a Phase IV Clinical Trial or other clinical study in any such Indication in its respective territory (each, an “Additional Study”), then: (i) if such Additional Study is for a jurisdiction in the VIT Territory, VIT shall be responsible, at its own expense, for conducting such Additional Study, and (ii) if such Additional Study is for a jurisdiction outside the VIT Territory, ChemoCentryx shall be responsible, at its own expense,

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for conducting such Additional Study, in each case (i) and (ii) subject to Section 4.4(b), provided that any Additional Study conducted under either (i) or (ii) is subject to the approval of the JSC. If the JSC approves any such Additional Study, the Parties will amend the Development Plan to include such study and submit it to the JSC for review and approval.

(b) Cost Sharing. Notwithstanding the foregoing in Section 4.4(a), if either Party desires to use the Licensed ChemoCentryx Data or Licensed VIT Data, as applicable, resulting from any Additional Studies conducted by the other Party, such Party may do so by (i) agreeing in writing to pay and paying for [***] of all internal (at the FTE Rate) and external costs incurred by the other Party to conduct such Additional Studies prior to such agreement, if such agreement is provided in writing prior to the first data read from such study, or (ii) agreeing in writing to pay and paying for [***] of all internal (at the FTE Rate) and external costs incurred by the other Party to conduct such Additional Studies prior to such agreement, plus a premium of [***] of such amount (i.e., a total of [***]), if such agreement is provided in writing after obtaining access to data from the first data read from such study, and in each case (i) and (ii) paying [***] of all internal (at the FTE Rate) and external costs incurred by the other Party to conduct such Additional Studies after such agreement in accordance with an agreed budget. In either case (i) and (ii), the Developing Party will provide the other Party with an invoice and reasonable documentation for such other Party’s share of such expenses, on a Calendar Quarterly basis, which invoice the other Party shall pay within thirty (30) days after receipt thereof, unless subject to a bona fide dispute.

(c) Data Exchange. Each Party shall provide the other Party with the Licensed ChemoCentryx Data or Licensed VIT Data, as applicable, Controlled by such Party or its Affiliates and resulting from Additional Studies conducted by such Party in accordance with Section 2.6. Each Party shall have the right to use such Data (i) to the extent necessary to comply with such Party’s regulatory reporting and compliance obligations, including safety reporting obligations, and (ii) if such Party reimburses the other Party’s expenses under Section 4.4(b), as necessary or useful to Develop and Commercialize the Product in its respective territory.

4.5 Additional Indications.

(a) Unless mutually agreed by the Parties in writing, the Parties may pursue Additional Indications as set forth in this Section 4.5 only after Regulatory Approval of the Product in an Initial Indication in a Major Market Country in the EU and after commencement of clinical Development of the Product for each other Initial Indication. If after Regulatory Approval of the Product in an Initial Indication in a Major Market Country in the EU and after commencement of clinical Development of the Product for each other Initial Indication, either Party (the “Proposing Party”) desires to Develop the Product for an Additional Indication, then, subject to Section 2.9(f), the Proposing Party will present a proposal to the other Party (the “Non-Proposing Party”) through the JSC, including a synopsis of the additional Development activities, the role of each Party with respect to Development, the timeline for the additional Development activities and the estimated costs associated with such additional Development.

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(b) If the Non-Proposing Party provides notice within sixty (60) days after the date of the Proposing Party’s proposal that it believes that Development of the Product for the proposed Additional Indication would satisfy the Additional Indication Rejection Condition, the determination specified in Section 4.5(f) shall be made. Within thirty (30) days after a determination (if a determination is requested) is made pursuant to Section 4.5(f) if such determination is that the Additional Indication Rejection Condition is not satisfied or within such sixty (60) day period (during which the Parties are discussing the proposal) if no such determination is requested, the Non-Proposing Party shall elect whether to participate in the Development of such Additional Indication by written notice to the Proposing Party.

(c) If the Non-Proposing Party elects to participate, the Parties will be obligated to jointly Develop the Product in such Additional Indication in accordance with this Article 4, provided that [***] of the internal costs (at the FTE Rate) and external costs incurred by the Parties for Developing the Product for such Additional Indication under an agreed budget. For clarity, if ChemoCentryx is the Proposing Party, VIT will not be required to pay any costs incurred for Development activities for the Product for an Additional Indication that are conducted solely to satisfy requirements for Regulatory Approval of the Product outside the VIT Territory, if such requirements are in addition to requirements of the FDA and EMA.

(d) In such event, the Parties shall amend the Development Plan to include the applicable Development activities and submit such amended Development Plan, and an associated budget, to the JSC for review and approval, and all resulting Licensed ChemoCentryx Data or Licensed VIT Data, as applicable, will be available for use by the Parties as permitted by this Agreement.

(e) If the Non-Proposing Party does not elect to participate in such Development under Section 4.5(b) with respect to the proposed Additional Indication and the JSC does not determine pursuant to Section 4.5(f) that the Additional Indication Rejection Condition is satisfied, the Proposing Party shall amend the Development Plan to include such development, and upon the JSC’s approval of such amended Development Plan, may proceed with the Development of such Additional Indication and will be solely responsible for the conduct and costs of such Development. In such case, unless VIT receives rights pursuant to Section 4.5(h), if VIT is the Non-Proposing Party, such Additional Indication will be removed from the Field (but may be added back to the Field upon Buy-In under Section 4.5(h)). If the Non-Proposing Party does not elect to participate under Section 4.5(b) or Buy In under Section 4.5(h), the Non-Proposing Party will have no rights to use any resulting Data, except that it will have the right to use resulting Licensed ChemoCentryx Data or Licensed VIT Data, as applicable, to the extent necessary to comply with such Party’s regulatory reporting and compliance obligations, including safety reporting obligations, in its respective territory (for VIT, in the VIT Territory and for ChemoCentryx, outside of the VIT Territory) at no cost to the Non-Proposing Party.

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(f) If the Non-Proposing Party believes a proposed Additional Indication would likely have (i) a material adverse effect on the ability to Commercialize or Develop the Product for any Indication in the Field for which the Product has been, is planned to be or is being Developed or Commercialized in the VIT Territory as to VIT, or outside the VIT Territory as to ChemoCentryx, (ii) a material adverse effect on Pricing or Reimbursement Approval in the VIT Territory as to VIT, or outside the VIT Territory as to ChemoCentryx, or (iii) a material adverse effect on the regulatory status of the Product in the Field in the VIT Territory as to VIT, or outside the VIT Territory as to ChemoCentryx (a proposed Additional Indication likely having an effect described in clause (i), (ii) or (iii) , the “Additional Indication Rejection Condition”), such Non-Proposing Party will have the right to refer such matter to the JSC in writing to determine whether the Additional Indication Rejection Condition is satisfied, as provided under Section 3.4.

(g) If the Non-Proposing Party does not exercise its rights under Section 4.5(b) or (h), then the Proposing Party and its Affiliates may not, themselves or with or through any Third Party, Develop or Commercialize the Product in the Additional Indication in the Non-Proposing Party’s territory (i.e., the VIT Territory if ChemoCentryx is the Proposing Party, and outside the VIT Territory if VIT is the Proposing Party).

(h) The Non-Proposing Party will have the right to “Buy In” to co-fund Development in accordance with the Development Plan for any Additional Indication for the Product for which the Non-Proposing Party declined previously to co-fund under Section 4.5(b) by written notice to the Proposing Party, following receipt of a budget and summary of costs incurred to date for such Development. If the Buy In is exercised before the first data read, the Non-Proposing party shall pay the Proposing Party an amount equal to [***] of the internal costs (at the FTE Rate) and the external costs the Proposing Party incurred to Develop the Product for such Additional Indication in accordance with the Development Plan prior to the Buy In. If the Buy In is exercised after the first data read, the Non-Proposing party shall pay the Proposing Party an amount equal to [***] of the internal costs (at the FTE Rate) and the external costs the Proposing Party incurred to conduct such Additional Indication in accordance with the Development Plan prior to the Buy In, plus a premium of [***] of such amount (i.e., a total of [***]). In each case, the Non-Proposing Party would pay [***] of all costs incurred by the Proposing Party to Develop such Additional Indication after such Buy In, to the extent applicable, in accordance with the Development Plan and an agreed budget.

(i) After notice of a Non-Proposing Party of its interest in a Buy In pursuant to Section 4.5(h), the Proposing Party and its Affiliates will promptly provide the Non-Proposing Party with any relevant information regarding the Additional Indication and any filings with the Regulatory Authorities regarding the Product for such Additional Indication as reasonably requested by the Non-Proposing Party. In addition, the Proposing Party shall cause its Affiliates and licensees/sublicensees to comply with this Section 4.5(i).

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(j) For all amounts owed by one Party to the other Party under this Section 4.5, the Party that incurred any such amounts will provide the other Party with an invoice and reasonable documentation for such other Party’s share of such expenses, on a Calendar Quarterly basis, which invoice the other Party shall pay within thirty (30) days after receipt thereof, unless subject to a bona fide dispute. If both Parties incur costs, the JSC will establish a procedure for sharing and reconciling costs.

4.6 Conduct of Development Activities. Each Party shall perform all Development activities in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted. Each Party shall use Commercially Reasonable Efforts to conduct the Development activities allocated to such Party in the Development Plan.

4.7 Development Diligence. VIT shall use Commercially Reasonable Efforts to seek and obtain Regulatory Approval for the Product in the Initial Indications and in each Additional Indication that is included in the Development Plan (except for Additional Indications for which ChemoCentryx is the Proposing Party and VIT does not elect to participate under Section 4.5(b) or by Buy In under Section 4.5(h)) in each of the Major Market Countries. ChemoCentryx shall use Commercially Reasonable Efforts to conduct those Development activities [***] (except for Additional Indications for which VIT is the Proposing Party and ChemoCentryx does not elect to participate under Section 4.5(b) or by Buy In under Section 4.5(h)).

4.8 Development Reports. Each Party shall keep the other Party reasonably informed as to the progress and results of its and its Affiliates’ Development activities under this Agreement. Without limiting the foregoing, each Party shall provide the JSC with regular monthly reports (and more frequent reports if requested by a Party) detailing its Development of the Compound and the Product and the results of such Development. Such reports shall include for each clinical trial, by way of example and not limitation: the number and identities of the countries in which such trial is being conducted, the number of clinical sites selected and then-currently active, the target enrollment, the number of subjects screened and enrolled, the number of subject drop-outs, and the targeted enrollment completion date. The Parties shall discuss the status, progress and results of such Development activities at each JSC meeting. Each Party shall promptly respond to the other Party’s reasonable questions or requests for additional information relating to such Development activities. For the avoidance of doubt, neither Party will be required to include information that it does not otherwise create for its own internal purposes in any report required under this Section 4.8.

4.9 Use of Subcontractors. Each Party may perform its Development activities under this Agreement through one or more subcontractors, provided that (a) such Party will remain responsible for the work allocated to, and payment to, such subcontractors to the same

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extent it would if it had done such work itself; (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information consistent with this Agreement, and (c) each subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work to such Party.

5.	REGULATORY ACTIVITIES

5.1 Conduct of Regulatory Activities.

(a) The Development Plan shall set forth the regulatory strategy for seeking Regulatory Approval of the Product in the Major Market Countries for the Initial Indications, and in any Additional Indications and in other countries in the VIT Territory, in each case as determined by the JSC. The Parties intend to and will collaborate to maximize any Regulatory Exclusivity for the Product in and outside the VIT Territory to the extent permitted by Applicable Law.

(b) As set forth in the Development Plan, prior to the filing of an MAA for the Product in the EU, ChemoCentryx shall be solely responsible, at its own expense, for all regulatory activities related to the Product in the Field in the VIT Territory, including all Regulatory Filings and all communications with Regulatory Authorities (e.g., IND submissions).

(c) Except as provided below and in Section 5.1(b) above, VIT shall be solely responsible, at its own expense, for preparing, filing, obtaining, and maintaining Regulatory Approvals for the Product in the Field in the VIT Territory, which activities shall be conducted using Commercially Reasonable Efforts and in accordance with the regulatory strategy set forth in the Development Plan and under coordination of the JSC. In particular, and without limiting the foregoing, VIT shall be responsible for preparing the EMA dossier for inclusion in the MAA to be filed in the EU, except that ChemoCentryx shall provide content and subject matter expertise as reasonably requested by VIT in connection with the preparation of the EMA dossier. VIT shall be solely responsible for filing the EMA dossier with EU Regulatory Authorities, with adapting the EU dossier for other countries in the VIT Territory (except that ChemoCentryx shall provide content and subject matter expertise as reasonably requested by VIT), and with filing any such adapted dossier in MAAs throughout the VIT Territory. Each Party shall be responsible for all costs it incurs to conduct such activities, except as provided in Section 5.1(f).

(d) Subject to Applicable Laws, VIT (or its Affiliate or Sublicensee) shall be the holder of all Regulatory Approvals for the Product in the Field in the VIT Territory and shall be responsible for all interactions with Regulatory Authorities with respect to the Product in the Field in the VIT Territory. ChemoCentryx will cooperate to provide subject-matter expertise to support VIT, VIT’s Affiliates and any Sublicensee in such interactions.

(e) VIT shall consult with ChemoCentryx through the JSC regarding, and keep ChemoCentryx regularly and fully informed of, the preparation, Regulatory Authority review and approval of Regulatory Filings, and communications with Regulatory Authorities with respect to the Product in the Field in the VIT Territory. In addition, VIT shall promptly provide ChemoCentryx with copies, translated into English (to the extent that VIT obtains

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English translations in the ordinary course of business), of all material documents, information, and correspondence received from a Regulatory Authority and, upon reasonable request, with copies, translated into English (to the extent that VIT obtains English translations in the ordinary course of business), of any other documents, reports, and communications from or to any Regulatory Authority relating to the Compound, the Product, or activities under this Agreement. Upon VIT’s reasonable request, ChemoCentryx shall use Commercially Reasonable Efforts to assist VIT, VIT’s Affiliates and any Sublicensees in maintaining Regulatory Approvals for the Product in the Field in the VIT Territory.

(f) VIT will reimburse all reasonable and documented external expenses incurred by ChemoCentryx to Third Parties in connection with any assistance or provision of content and subject matter expertise under Sections 5.1(c), (d) and (e). ChemoCentryx will reimburse all reasonable and documented external expenses incurred by VIT to Third Parties in connection with any assistance or provision of content and subject matter expertise as requested by ChemoCentryx in connection with ChemoCentryx’s regulatory activities for outside the VIT Territory.

(g) ChemoCentryx shall keep VIT reasonably updated, through the JSC, of its material Regulatory Filings and communications with Regulatory Authorities in major countries outside the VIT Territory, to the extent possible without breaching confidentiality obligations to a Third Party.

5.2 Meetings with Regulatory Authorities. At each regularly scheduled JSC meeting, VIT shall provide ChemoCentryx with a list and schedule of any substantive in-person meeting or teleconference with any Regulatory Authority (or related advisory committee) planned for the next Calendar Quarter that relates to the Compound and/or the Product. In addition, VIT shall notify ChemoCentryx as soon as reasonably possible if VIT becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. ChemoCentryx shall have the right to provide input in preparation for all such meetings and teleconferences and the right, but not the obligation, to have its representatives attend and participate in such meetings and teleconferences, to the extent permitted under Applicable Laws. ChemoCentryx will be solely responsible for all costs it incurs to participate in such meetings and teleconferences.

5.3 Adverse Event Reporting. Prior to the first Regulatory Approval of the Product in the VIT Territory, the Parties shall enter into a separate safety data exchange agreement (the “Safety Data Agreement”), which shall specify each Party’s responsibilities with respect to the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints, and Safety Data relating to Compounds and the Product to the appropriate Regulatory Authorities in and outside the VIT Territory, and the management of such reports and Safety Data, all in accordance with Applicable Laws of the relevant countries and Regulatory Authorities. The Parties shall amend the Safety Data Agreement from time to time as necessary to comply with any changes in Applicable Laws or any guidance received from applicable Regulatory Authorities. The Parties shall cooperate with each other with respect to their respective responsibilities under the Safety Data Agreement, and each Party shall be solely responsible for costs relating to its respective responsibilities under the Safety Data Agreement, unless the Parties agree otherwise in writing.

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6.	COMMERCIALIZATION

6.1 General. Subject to the terms and conditions of this Agreement, and except as otherwise agreed by the Parties, VIT shall be solely responsible, at its own expense, for all aspects of the Commercialization of the Product in the Field in the VIT Territory, including: (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with commercial payors and the applicable Governmental Authorities responsible for Pricing and Reimbursement Approvals or regarding the price and reimbursement status of the Product; (c) marketing and promotion activities; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (h) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing, and promotion of the Product in the VIT Territory. As provided in Sections 10.11 and 10.12, VIT shall provide ChemoCentryx with samples of any core advertising and promotional materials in English, and samples of local adaptations of such core materials in the Major Market Countries, for informational purposes only, prior to distributing such materials for use, but will not be required to provide samples of local adaptations of any such materials outside the Major Market Countries

6.2 Commercialization Plan. No later than nine (9) months prior to the anticipated first Regulatory Approval of the Product in the VIT Territory, VIT shall provide to the JSC its Commercialization Plan for the Major Market Countries for JSC review and consideration as provided in Section 3.1(e). VIT shall on an annual basis prepare updates and amendments to its Commercialization Plan for the Major Market Countries to reflect changes in its plans, including in response to changes in the marketplaces and related product forecasts, relative success of the Product, and other relevant factors influencing such plans and activities, and shall submit such updates and amendments to the JSC for review as provided in Section 3.1(e). For the avoidance of doubt, VIT will not be required to include information in any amendments or updates to its Commercialization Plan under this Section 6.2 that it does not otherwise create for its own internal purposes.

6.3 Commercialization Diligence. VIT shall use Commercially Reasonable Efforts to seek and obtain Pricing and Reimbursement Approval for and to market, promote, and otherwise Commercialize the Product in the Field in the Major Market Countries in VIT Territory and the countries in the VIT Territory listed on Schedule 6.3, and specifically shall use Commercially Reasonable Efforts to:

(a) commence the regular commercial distribution, use, and sale of the Product in the Field in each Major Market Country and country in the VIT Territory listed on Schedule 6.3 and for each Indication in which it obtains Regulatory Approval and Pricing and Reimbursement Approval as soon as practicable, in its exercise of Commercially Reasonable Efforts, following such Regulatory Approval and Pricing and Reimbursement Approval; and

(b) thereafter continue to Commercialize the Product in the Field in each Major Market Country and country in the VIT Territory listed on Schedule 6.3 and for each Indication for which the Product has received Regulatory Approval and Pricing and Reimbursement Approval in such countries.

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Without limiting the foregoing, VIT shall launch the Product in each country for which it receives Regulatory Approval and Pricing and Reimbursement Approval within [***] after obtaining such approvals, provided that (i) such launch is consistent with VIT’s exercise of Commercially Reasonable Efforts and (ii) sufficient quantities of the Product are available. [***].

6.4 Commercialization Reports. Each Party shall update the JSC at each regularly scheduled JSC meeting regarding its Commercialization of the Product in the VIT Territory as to VIT and outside the VIT Territory as to ChemoCentryx. Each such update by VIT shall summarize VIT’s and it Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Product in the VIT Territory, and will be at a level of detail reasonably requested by ChemoCentryx and sufficient to enable ChemoCentryx to determine VIT’s compliance with its diligence obligations in Section 6.3. Each Party shall promptly respond to the other Party’s JSC representatives’ reasonable questions or requests for additional information relating to such Commercialization activities. For the avoidance of doubt, VIT will not be required to include information in its reports under this Section 6.4 that it does not otherwise create for its own internal purposes.

6.5 Ex-Territory and Ex-Field Activities.

(a) VIT hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates, Sublicensees and subcontractors not to), either itself or through a Third Party, market, promote, sell or actively offer for sale the Product outside the Field in the VIT Territory or outside of the VIT Territory in or outside of the Field. Without limiting the generality of the foregoing, with respect to countries outside of the VIT Territory, VIT shall not (i) engage in any advertising activities relating to the Product directed primarily to customers outside the VIT Territory (which excludes any participation in conferences, congresses or scientific or medical meetings held throughout the world), or (ii) actively or intentionally solicit orders from any prospective purchaser located outside the VIT Territory. To the extent permitted by Applicable Laws, including applicable antitrust laws, if VIT receives any order from a prospective purchaser located in a country outside of the VIT Territory, VIT shall immediately refer that order to ChemoCentryx and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Product under such order. If VIT should reasonably know that a customer or Distributor is actively engaged itself or through a Third Party in the sale or distribution of the Product outside of the VIT Territory or outside the Field within the VIT Territory, then VIT shall (A) within five (5) Business Days of gaining knowledge of such activities, notify ChemoCentryx regarding such activities and provide all information available to VIT that ChemoCentryx may reasonably request concerning such activities and (B) take Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution outside the VIT Territory or the Field, unless otherwise agreed in writing by the Parties.

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(b) ChemoCentryx hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates, ChemoCentryx Collaborators and subcontractors not to), either itself or through a Third Party, market, promote, sell or actively offer for sale the Product for use in the Field in the VIT Territory. Without limiting the generality of the foregoing, with respect to countries within the VIT Territory, ChemoCentryx shall not (i) engage in any advertising activities relating to the Product for use in the Field directed primarily to customers located in such countries within the VIT Territory (which excludes any participation in conferences, congresses or scientific or medical meetings held throughout the world), or (ii) actively or intentionally solicit orders from any prospective purchaser of the Product for use in the Field located in such countries within the VIT Territory. To the extent permitted by Applicable Laws, including applicable antitrust laws, if ChemoCentryx receives any order from a prospective purchaser for the Product in the Field located in a country inside of the VIT Territory, ChemoCentryx shall immediately refer that order to VIT. If ChemoCentryx should reasonably know that a customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of the Product inside the VIT Territory in the Field, then ChemoCentryx shall (A) within five (5) Business Days of gaining knowledge of such activities, notify VIT regarding such activities and provide all information available to ChemoCentryx that VIT may reasonably request concerning such activities and (B) take Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution inside the VIT Territory in the Field, unless otherwise agreed in writing by the Parties.

7.	MANUFACTURE AND SUPPLY

7.1 Manufacturing Committee. At the first JSC meeting, the JSC shall establish a joint manufacturing subcommittee (the “JMC”), with subject matter experts from each Party, to oversee decisions and facilitate communications between the Parties with respect to the supply of Product to VIT. The JMC shall be responsible for determining the strategy and timing for supply of Drug Substance and Bulk Drug Product for the U.S. and VIT Territory (which may include supply by VIT or its Affiliate or by a Third Party CMO through ChemoCentryx, and may include commencing qualification of such supplier prior to Regulatory Approval of the Product in the VIT Territory), selecting and overseeing the qualification of Third Party CMOs (including secondary suppliers) for supplying Compound as bulk drug substance (“Drug Substance”) and Bulk Drug Product to VIT for Commercial use in the VIT Territory; provided that ChemoCentryx shall retain all control over the strategy and implementation of supply of Drug Substance and Bulk Drug Product for outside the VIT Territory. Unless agreed otherwise by the Parties, ChemoCentryx shall directly engage such CMOs for such supply. Decisions of the JMC will be made by consensus of the JMC, without escalation to the JSC or the Executive Officers.

7.2 Commercial Supply Agreement. Unless agreed otherwise by the JMC or the Parties, ChemoCentryx, itself or through its Affiliates or Third Party CMOs, shall manufacture and supply VIT’s and its Affiliates’ and Sublicensees’ requirements for the Product for Commercial use in the VIT Territory as Bulk Drug Product, pursuant to a separate supply agreement to be entered into between the Parties, along with a quality agreement, within twelve (12) months after the Effective Date (the “Supply Agreement”). The Supply Agreement will contain commercially reasonable and customary terms consistent with this Article 7, as well as the terms of ChemoCentryx’s agreements with its Third Party CMOs that supply Compound and Product, including the warranties and remedies therein.

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7.3 Transfer Price. Pursuant to the Supply Agreement, ChemoCentryx will supply Bulk Drug Product to VIT at a transfer price equal to ChemoCentryx’s Cost of Goods plus [***] of such Cost of Goods.

7.4 VIT’s Manufacturing Obligations. VIT shall be solely responsible for packaging and labeling of all Product for Commercial use in the Field in the VIT Territory.

7.5 Clinical Supply. In the event that VIT conducts clinical studies of the Product pursuant to Section 4.3 or 4.4 and in accordance with the Development Plan prior to the first Regulatory Approval in the VIT Territory, ChemoCentryx shall supply Product in the form then used by ChemoCentryx for clinical trials at a transfer price equal to ChemoCentryx’s Cost of Goods plus [***] of such Cost of Goods. The JSC will establish the process, timing and quantity for such supply, and the Parties will enter into a quality agreement with respect to quality aspects of such supply.

8.	FEES AND PAYMENTS

8.1 Upfront Payments.

(a) VIT shall make a one-time, non-refundable, non-creditable payment to ChemoCentryx of sixty million dollars ($60,000,000) within ten (10) Business Days after the Effective Date.

(b) In consideration for the inclusion of Mexico, Canada, and South Korea in the VIT Territory and the Exclusive CCX140 Negotiation Right granted to VIT in Section 2.10, VIT shall purchase from ChemoCentryx, under the Stock Purchase Agreement, that number of shares of common stock of ChemoCentryx equivalent to twenty-five million dollars ($25,000,000), at a price per share equal to $7.50 per share.

8.2 Regulatory Milestone Payments.

(a) Regulatory Milestones. Subject to Section 8.2(b), VIT shall pay to ChemoCentryx the non-refundable, non-creditable milestone payments set forth in the table below within thirty (30) days after the achievement of each milestone event (whether by or on behalf of VIT, its Affiliates, or Sublicensees) by the Product achieving the milestone event:

Regulatory Milestone Event	Milestone Payment (in US$)
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

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(b) Accelerated EMA Filing Milestones. In the event that VIT or its Affiliate or Sublicensee achieves one of the milestone events set forth in the table below, VIT shall pay to ChemoCentryx the corresponding non-refundable, non-creditable milestone payment within thirty (30) days after the achievement of such milestone event (whether by or on behalf of VIT, its Affiliates, or Sublicensees) by the Product achieving the milestone event; provided that such payment shall be in lieu of the [***] payment set forth in the table in Section 8.2(a):

Accelerated EMA Filing Milestone Event	Milestone Payment (in US$)
[***]	[***	]
[***]	[***	]

(c) For clarity, (i) each milestone payment set forth in Section 8.2(a) shall be payable only once, upon the first achievement of the applicable Milestone Event, and (ii) only one of the milestone payments set forth in Section 8.2(b) shall be payable, such milestone payment payable only once, upon the first achievement of the applicable Milestone Event, and upon such milestone payment being made, the [***] payment set forth in Section 8.2(a) shall not be payable. With respect to the [***] Milestone Events in Section 8.2(a), VIT shall notify ChemoCentryx within ten (10) days after achievement thereof, and ChemoCentryx shall provide [***].

8.3 Commercial Milestone Payments. VIT shall pay to ChemoCentryx the one-time, non-refundable, non-creditable commercial milestone payments set forth below, in each case within thirty (30) days after the end of the first Calendar Quarter during which the aggregate annual Net Sales of all Product in the VIT Territory in a Calendar Year first reach the values indicated below. For clarity, the milestone payments in this Section 8.3 shall be additive such that if multiple milestone events specified below are achieved in the same Calendar Quarter, then the milestone payments for all such milestone events shall be payable within thirty (30) days after the end of such quarter.

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Annual Net Sales of all Product in the VIT Territory (in US$)	Milestone Payment (in US$)
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

8.4 Royalty Payments.

(a) Royalty Rate. Subject to the terms and conditions of this Agreement, VIT shall make Calendar Quarterly, non-refundable, non-creditable royalty payments to ChemoCentryx on the Net Sales of the Product sold in the VIT Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of Net Sales of the Product sold in the VIT Territory in the applicable Calendar Year.

Annual Net Sales of the Product in a Country in the VIT Territory	Royalty Rate
For that portion of annual Net Sales less than or equal to [***]	[***	]
For that portion of annual Net Sales greater than [***] but less than or equal to [***]	[***	]
For that portion of annual Net Sales greater than [***] but less than or equal to [***]	[***	]
For that portion of annual Net Sales greater than [***] but less than or equal to [***]	[***	]
For that portion of annual Net Sales greater than [***]	[***	]

(b) Royalty Term. Royalties shall be paid on a country-by-country basis in the VIT Territory from the First Commercial Sale of the Product in such country until the latest of (i) expiration of the last-to-expire Valid Claim of the ChemoCentryx Patents (including Joint Patents) that would, but for the licenses granted hereunder, be infringed by the using, selling or importing of the Product in such country in the VIT Territory [***]; (ii) the expiration of any Regulatory Exclusivity for the Product in such country; or (iii) ten (10) years after the First Commercial Sale of the Product in such country (the “Royalty Term”).

(c) Generic Competition. If one (1) or more Generic Products to the Product are launched in a country, regulatory jurisdiction or region in the VIT Territory during the Royalty Term for the Product in such country, regulatory jurisdiction or region and after

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Regulatory Approval of a Generic Product in such country, regulatory jurisdiction or region, and if the total revenue for the sale of the relevant Product in such country, regulatory jurisdiction or region during a Calendar Quarter decreases by [***] or more from the total revenue for the Product in such country, regulatory jurisdiction or region during the Calendar Quarter immediately before the launch of the Generic Products in such country, regulatory jurisdiction or region, then the royalties payable under Section 8.4(a) with respect to the relevant Product in such country, regulatory jurisdiction or region shall be reduced by [***] starting with the Calendar Quarter in which the total revenue for the sale of the relevant Product decreased by [***] or more. Such royalty reduction will be calculated by determining the portion of total Net Sales of the relevant Product in the VIT Territory in a Calendar Quarter that is attributable to country, regulatory jurisdiction or region in which such reduction applies, and by determining the total royalties for the VIT Territory without reduction, and then reducing by [***] the applicable portion (based on Net Sales) of total royalties attributable to country, regulatory jurisdiction or region in which such reduction applies. The royalties payable with respect to the relevant Product in such country, regulatory jurisdiction or region will be [***]. An example of the foregoing calculation is set forth on Exhibit 8.4(c).

(d) Joint Patents and Product Technology. If during the Royalty Term for the Product and country, following the expiration of the time periods in clauses (ii) and (iii) of Section 8.4(b), the only Valid Claim included in clause (i) of Section 8.4(b) is a Joint Patent or Patent included in the Product Technology, then the royalties payable under Section 8.4(a) with respect to the Product and country shall be reduced by [***] of the amounts otherwise payable under Section 8.4(a). Such royalty reduction will be calculated in a manner analogous to the calculation of royalties under Section 8.4(c).

(e) Third Party Payments. If it is necessary for VIT, its Affiliates, or Sublicensees to obtain a license from a Third Party under any Patent in a particular country in the VIT Territory that claims the composition of matter or method of use of the Compound in the Field, such that such Patent would be infringed by the sale, promotion, manufacture, use, or import of the Product in the absence of such license, VIT shall have the right to credit [***] of the payments made to such Third Party pursuant to such license (including payments to ChemoCentryx under Section 2.7, to the extent applicable) against any royalty payments owed to ChemoCentryx hereunder with respect to the Product in such country; provided that (i) in no event shall the royalty payment to ChemoCentryx for the Product and country be reduced by more than [***] of the amount otherwise owed to ChemoCentryx and (ii) VIT shall not have the right to credit any such payment with respect to the Product and country after the expiration of the Royalty Term for the Product and country.

9.	PAYMENT; RECORDS; AUDITS

9.1 Payment; Reports. Royalty payments due by VIT to ChemoCentryx under Section 8.4 shall be calculated and reported for each Calendar Quarter. VIT shall pay all royalty payments due under Section 8.4 within sixty (60) days after the end of each Calendar Quarter

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and shall include with each payment a report setting forth, on a country-by-country basis, Net Sales of the Product by VIT and its Affiliates and Sublicensees in the VIT Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, for each country, (i) the amount of gross sales of the Product, (ii) an itemized calculation of Net Sales in the VIT Territory showing separately each type of deduction provided for in the definition of “Net Sales,” (iii) a calculation of the royalty payment due on such sales, including the application of any reduction made in accordance with Section 8.4(c), 8.4(d) and/or 8.4(e), and (iv) the exchange rate for such country.

9.2 Exchange Rate; Manner and Place of Payment. All references to dollars and “$” herein shall refer to U.S. dollars. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any currency other than U.S. dollars is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, during the Calendar Quarter in which the applicable sales were made. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by ChemoCentryx. VIT shall be responsible for all wire transfer fees incurred in connection with its payments to ChemoCentryx under this Agreement.

9.3 Taxes.

(a) Taxes on Income. Except as set forth in this Section 9.3, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by VIT to ChemoCentryx under this Agreement. The Parties expect that no withholding taxes will be required as a result of any such payments, but if any relevant Governmental Authority finds that withholding taxes should be charged, the liability for such taxes shall be the sole responsibility of ChemoCentryx. ChemoCentryx shall provide VIT any tax forms that may be reasonably necessary in order for VIT to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. VIT shall use reasonable efforts to identify any such forms prior to the due date and ChemoCentryx shall use reasonable efforts to provide any such tax forms to VIT in advance of the due date. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of ChemoCentryx as the Party bearing such withholding tax under this Section 9.3(b). Notwithstanding the foregoing, if either Party makes an assignment pursuant to Section 16.5 or otherwise transfers its obligations under this Agreement to another entity and such action results in the imposition of withholding taxes that were not otherwise applicable (“Incremental Withholding Taxes”), then the Party taking such action shall be solely responsible for the amount of such Incremental Withholding Taxes and the Party taking such action shall increase the amounts payable to the other Party so that the other Party receives a sum equal to the sum which it would have received had there been no such action and resulting tax increase.

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9.4 Records; Audit. VIT shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of the Product in sufficient detail to permit ChemoCentryx to confirm the accuracy of commercial milestone and royalty payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but in no case less than three (3) years following the end of the Calendar Quarter to which they pertain. ChemoCentryx shall have the right to have an independent, certified public accountant reasonably acceptable to VIT audit such records to confirm Net Sales, royalties, and other payments for a period covering not more than three (3) years following the Calendar Quarter to which they pertain. Such audits may be exercised only once for any period and no more than once per Calendar Year during normal business hours upon reasonable prior written notice to VIT. Any such auditor shall not disclose VIT’s confidential information to ChemoCentryx, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by VIT or the amount of payments by VIT under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 9.5) from the original due date. Any overpayment by VIT revealed by an audit shall be credited against future payments owed by VIT to ChemoCentryx (and if no further payments are due, shall be refunded by ChemoCentryx at the request of VIT). ChemoCentryx shall bear the full cost of such audit unless such audit discloses an underpayment by VIT of more than five percent (5%) of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, VIT shall bear the cost of such audit.

9.5 Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate that is the lesser of (a) the London Interbank Offered Rate plus 1% or (b) the highest rate permitted under Applicable Law. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

10.	INTELLECTUAL PROPERTY

10.1 Ownership of Data. All Data generated in connection with any Development, regulatory, manufacturing or Commercial activities with respect to any Compound or Product conducted by or on behalf of VIT or its Affiliates or Sublicensees (the “VIT Data”) shall be the sole and exclusive property of VIT or of its Affiliates or Sublicensees, as applicable. All Data generated in connection with any Development, manufacturing or Commercial activities with respect to any Compound or Product conducted by or on behalf of ChemoCentryx and its Affiliates and, to the extent Controlled by ChemoCentryx, ChemoCentryx Collaborators (the “ChemoCentryx Data”) shall be the sole and exclusive property of ChemoCentryx or its Affiliates or ChemoCentryx Collaborators, as applicable.

10.2 Ownership of Inventions. Ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own any Inventions made solely by its or its Affiliates’ employees, agents, or independent contractors (“Sole Inventions”). The Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party or its Affiliates together with employees, agents, or independent contractors of the

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other Party or its Affiliates (“Joint Inventions”). All Patents claiming Joint Inventions shall be referred to herein as “Joint Patents.” Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign, and otherwise exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

10.3 Disclosure of Inventions. Each Party shall promptly disclose to the other Party all Sole Inventions of such Party and all Joint Inventions, including any invention disclosures or other similar documents submitted to it by its employees, agents, or independent contractors describing such Inventions, and shall promptly respond to reasonable requests from the other Party for additional information relating to such Inventions; provided that neither Party will be required to disclose (a) Sole Inventions related to treatment algorithms or patient care programs, (b) Sole Inventions relating to any compound that is proprietary to such Party, any of its Affiliates or their licensees/Sublicensees or the combination of a Compound with any such proprietary compound, and (c) Sole Inventions resulting from development or commercialization efforts that are not conducted under this Agreement and do not use the Compound or the Product or any Patents or Know-How of the other Party or its Affiliates, including, without limitation, Sole Inventions not directly related to the Compound or the Product that has been developed by VIT, any of its Affiliates or any Third Party under independent research programs or agreements (e.g. generic drug delivery Sole Inventions) without use of the Compound or the Product or any Patents or Know-How of the other Party or its Affiliates.

10.4 Product Technology.

(a) Notwithstanding the terms of Sections 10.1, 10.2 and 10.3, any Joint Technology or VIT Technology directly related to the Compound or Product and arising directly from the Development of the Compound or Product under this Agreement that directly relates to (i) a pharmaceutical product with the same or similar chemical composition, formulation and mode of delivery of the Product, (ii) a pharmaceutical composition comprising the API of the Product, (iii) any amendment, change or improvement to the manufacturing process or specifications for the Product provided by ChemoCentryx to VIT, (iv) a new medical use of or method of using the Product (other than treatment algorithms or patient care programs), and (v) any combination of the API of the Product that includes at least one additional API other than the API of the Product (the ”Product Technology”)), shall be the exclusive property of ChemoCentryx and the corresponding intellectual property rights shall be owned by ChemoCentryx.

(b) Product Technology will be included in the ChemoCentryx Technology. VIT hereby assigns all of its and any VIT Affiliates’ right, title and interest in and to the Product Technology to ChemoCentryx, and agrees to take all actions reasonably requested by ChemoCentryx to evidence such assignment.

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10.5 Patent Prosecution and Maintenance.

(a) ChemoCentryx Patents and Joint Patents.

(i) As between the Parties, ChemoCentryx shall have the first right to file, prosecute and maintain all ChemoCentryx Patents (including Joint Patents) in the VIT Territory and all Joint Patents outside the VIT Territory, at its sole expense. In addition, ChemoCentryx [***]. ChemoCentryx will be responsible for [***] of the costs incurred with respect to the prosecution and maintenance of the ChemoCentryx Patents (other than Joint Patents) prosecuted and maintained by ChemoCentryx, [***] of the costs incurred with respect to the prosecution and maintenance of the Joint Patents outside the VIT Territory prosecuted and maintained by ChemoCentryx, and [***] of the costs incurred with respect to the prosecution and maintenance of the Joint Patents prosecuted and maintained by ChemoCentryx in the VIT Territory. VIT shall pay [***] of the prosecution and maintenance costs incurred by ChemoCentryx for any [***]. For the purpose of this Article 10, “prosecution” shall include any post-grant proceeding including patent interference proceeding, opposition proceeding, and reexamination.

(ii) ChemoCentryx shall consult with VIT and keep VIT reasonably informed of the status of the ChemoCentryx Patents (including Joint Patents) in the VIT Territory and Joint Patents outside the VIT Territory and shall promptly provide VIT with all material correspondence received from any patent authority in connection therewith. In addition, ChemoCentryx shall promptly provide VIT with drafts of all proposed material filings and correspondence to any patent authority with respect to the ChemoCentryx Patents (including Joint Patents) in the VIT Territory and Joint Patents outside the VIT Territory for VIT’s review and comment prior to the submission of such proposed filings and correspondences. ChemoCentryx shall confer with VIT and consider in good faith VIT’s comments prior to submitting such filings and correspondences, provided that VIT shall provide such comments within fourteen (14) days (or a shorter period reasonably designated by ChemoCentryx if fourteen (14) days is not practicable given the filing deadline) of receiving the draft filings and correspondences from ChemoCentryx.

(iii) In the event that ChemoCentryx desires to abandon or cease prosecution or maintenance of any ChemoCentryx Patent (including a Joint Patent) in the VIT Territory or Joint Patent outside the VIT Territory, ChemoCentryx shall provide reasonable prior written notice to VIT of such intention to abandon (which notice shall, to the extent possible, be given no later than sixty (60) days prior to the next deadline for any action that must be taken with respect to any such ChemoCentryx Patent in the relevant patent office). If VIT so elects, ChemoCentryx shall permit VIT, at its discretion and at its sole expense, to continue prosecution or maintenance of such ChemoCentryx Patent (or Joint Patent). If VIT has assumed responsibility for the prosecution or maintenance of any such ChemoCentryx Patent or Joint Patent, it shall no longer be considered a ChemoCentryx Patent (or Joint Patent) under this Agreement for the purpose of the Royalty Term.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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(iv) If VIT does not provide such election within thirty (30) days after such notice from ChemoCentryx, ChemoCentryx may, in its sole discretion, either continue or discontinue prosecution and maintenance of such ChemoCentryx Patent or Joint Patent.

(v) If in the VIT Territory the equivalent of the “Approved Drug the Product with Therapeutic Equivalence Evaluations” (the “Orange Book”) permits the listing of any ChemoCentryx Patent (including a Joint Patent), VIT shall ensure that it: (A) maintains correct and complete listings of all applicable ChemoCentryx Patents and Joint Patents in such listing system in accordance with Applicable Laws and advice of its intellectual property and regulatory counsel and (B) enforces such listings in a timely manner, each as applicable. ChemoCentryx shall provide updated status of the ChemoCentryx Patents (including Joint Patents) as necessary for VIT to comply with its obligations in this Section 10.5(a)(v).

(vi) If requested by VIT, ChemoCentryx shall register this Agreement (redacted as may be permitted) in the national patent office registers for the any ChemoCentryx Patents or Joint Patents covering the marketed Product.

(vii) With regard to any ChemoCentryx Patent (including a Joint Patent) which falls under the new European Unified Patent System, ChemoCentryx shall elect the opt-out option unless the Parties agree otherwise, which agreement neither Party will unreasonably withhold.

(viii) ChemoCentryx shall [***].

(b) VIT Patents.

(i) As between the Parties, VIT shall have the first right to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations), and maintenance of all VIT Patents (excluding Joint Patents) worldwide, at its own expense and by counsel of its own choice. VIT shall keep ChemoCentryx reasonably informed of the status of filing, prosecution, and maintenance of such VIT Patents, and shall consult with, and consider in good faith the requests and suggestions of, ChemoCentryx with respect to strategies for filing and prosecuting such VIT Patents.

(ii) In the event that VIT desires to abandon or cease prosecution or maintenance of any VIT Patent (excluding Joint Patents), VIT shall provide reasonable prior written notice to ChemoCentryx of such intention to abandon (which notice shall, to the extent possible, be given no later than sixty (60) days prior to the next deadline for any action that must be taken with respect to any such VIT Patent in the relevant patent office). If ChemoCentryx so elects, VIT shall permit ChemoCentryx, at its discretion and at its sole expense, to continue prosecution or maintenance of such VIT Patent.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.6 Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of Patents under Section 10.5 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates, pediatric extensions, and their equivalent with respect thereto, at its own cost (except as expressly set forth otherwise in this Article 10). Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 10.5; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent applications.

10.7 Infringement by Third Parties.

(a) Notice. In the event that either Party becomes aware of any infringement or threatened infringement by a Third Party of any ChemoCentryx Patent, VIT Patent, or Joint Patent, or any declaratory judgment or equivalent action challenging any ChemoCentryx Patent, VIT Patent, or Joint Patent in connection with any such infringement, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party.

(b) ChemoCentryx Patents and Joint Patents.

(i) As between the Parties, ChemoCentryx will have the first right, but no obligation, to bring and control any action or proceeding with respect to infringement or challenge of any ChemoCentryx Patent (including any Joint Patent) in the VIT Territory or any Joint Patent outside the VIT Territory, at its own expense, including the filing of an infringement suit using counsel of its own choice. VIT shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and ChemoCentryx and its counsel will reasonably cooperate with VIT and its counsel in strategizing, preparing, and litigating any such action or proceeding. If ChemoCentryx fails to resolve such Third Party activity or to initiate a suit with respect thereto within 75 days after the notice under Section 10.7(a), or such shorter period as necessary to preserve any rights to enforce the applicable Patents (including the right to obtain an interim injunction in the case of an imminent Generic Product threat), VIT will have the right, but not the obligation, to attempt to resolve such Third Party infringement or challenge of any ChemoCentryx Patent (including any Joint Patent) in the VIT Territory at its discretion and at its own expense, but, in the case of ChemoCentryx Patents (other than Joint Patents), only if such infringement or challenge involves a Third Party’s Product, including the filing of an infringement suit using counsel of its own choice. ChemoCentryx shall have the right, at its own expense, to be represented in any such action or proceeding initiated by VIT by counsel of its own choice.

(ii) Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to ChemoCentryx Patents or Joint Patents (whether brought by ChemoCentryx or by VIT) shall be used first to reimburse the Parties’ reasonable and documented out-of-pocket legal expenses relating to the action or proceeding, and all remaining compensatory damages relating

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to the Product (including lost sales or lost profits with respect to the Product) shall be deemed Net Sales and paid to VIT, less an amount equal to royalty payments to ChemoCentryx on such deemed Net Sales in accordance with the royalty provisions of Section 8.4, which amount shall be paid to ChemoCentryx, and any punitive damages shall be shared equally by the Parties.

(c) VIT Patents.

(i) As between the Parties, VIT shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any VIT Patent (other than a Joint Patent) in the VIT Territory, at its own expense and by counsel of its own choice. Any recovery or damages realized as a result of such action or proceeding by VIT with respect to such VIT Patents in the VIT Territory shall be used first to reimburse VIT’s reasonable and documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to the Product (including lost sales or lost profits with respect to the Product) shall be retained by VIT, and any punitive damages shall be retained by VIT.

(ii) As between the Parties, VIT shall have the first right, but no obligation, to bring and control any action or proceeding with respect to infringement or challenge of any VIT Patent (other than a Joint Patent) outside the VIT Territory, at its own expense, including the filing of an infringement suit using counsel of its own choice. ChemoCentryx shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and VIT and its counsel will reasonably cooperate with ChemoCentryx and its counsel in strategizing, preparing, and litigating any such action or proceeding. If VIT fails to resolve such Third Party activity or to initiate a suit with respect thereto within 75 days after the notice under Section 10.7(a), or such shorter period as necessary to preserve any rights to enforce the applicable Patents (including the right to obtain an injunction), ChemoCentryx will have the right, but not the obligation, to attempt to resolve such Third Party activity (but only if it involves infringement by a Third Party’s Product) by commercially appropriate steps at its own expense, including the filing of an infringement suit using counsel of its own choice. VIT shall have the right, at its own expense, to be represented in any such action or proceeding initiated by ChemoCentryx by counsel of its own choice

(iii) Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to VIT Patents (other than Joint Patents) outside the VIT Territory shall be used first to reimburse the Parties’ reasonable and documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to the Product (including lost sales or lost profits with respect to the Product) shall be retained by the Party that brought and controlled such action or proceeding, and any punitive damages shall be equally shared by the Parties.

(d) Cooperation. In the event that a Party brings an action in accordance with this Section 10.7, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action, and shall provide full access to documents, information and witnesses as reasonably requested by the Party bringing the action in connection with such action. The Party bringing the action will reimburse

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all Third Party costs incurred by the other Party in connection with such requested cooperation. Because ChemoCentryx owns the ChemoCentryx Patents, its assistance will be particularly important if VIT is required to enforce any ChemoCentryx Patents against a Third Party.

10.8 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the Commercialization, manufacture, or Development of the Product infringes or may infringe any Patent or other right of by a Third Party. If a Third Party asserts that any of its Patents or other rights are infringed by the manufacture, Commercialization or Development by VIT or its Affiliates or Sublicensees of the Product in the VIT Territory, VIT shall have the right but not the obligation to defend against any such assertions. In the event that VIT elects not to defend against such Third Party claims within one hundred twenty (120) days of learning of same, ChemoCentryx shall have the right, but not the obligation, to defend against such an action. In any event, the other Party shall cooperate fully and shall provide full access to documents, information and witnesses as reasonably requested by the Party defending such action. The Party defending the action will reimburse all Third Party costs incurred in connection with such requested cooperation. Because ChemoCentryx has developed the Compound and Product, its assistance will be particularly important if a Third Party alleges that VIT is infringing a Patent or other right of such Third Party.

10.9 Consent for Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this Article 10 that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

10.10 ChemoCentryx Controlled Patents Outside the VIT Territory. For clarity, ChemoCentryx reserves all rights to prepare, file, prosecute (including any interferences, reissue proceedings, and reexaminations), maintain, defend, and enforce all ChemoCentryx Patents outside the VIT Territory (other than Joint Patents).

10.11 ChemoCentryx Trademarks. All packaging, promotional materials, package inserts, and labeling for the Product in the Field in the VIT Territory shall bear one or more house Trademarks chosen and owned by ChemoCentryx, including the ChemoCentryx name and logo set forth in an exhibit to the Letter Agreement (each, a “ChemoCentryx Trademark”). ChemoCentryx or its Affiliates shall own all right, title, and interest in and to all ChemoCentryx Trademarks, all corresponding trademark applications and registrations thereof, and all common law rights thereto. ChemoCentryx shall have sole control over the registration, prosecution, maintenance, enforcement and defense of the ChemoCentryx Trademarks. All goodwill of the business associated with or symbolized by the ChemoCentryx Trademarks shall inure to the benefit of ChemoCentryx. VIT acknowledges ChemoCentryx’s exclusive ownership of the ChemoCentryx Trademarks and agrees not to take any action inconsistent with such ownership. VIT shall provide ChemoCentryx with samples in English of any core advertising and promotional materials that incorporate the ChemoCentryx Trademarks, and samples of local adaptations of such core materials in the Major Market Countries, for informational purposes only, prior to distributing such materials for use, but will not be required to provide samples of local adaptations of any such materials outside the Major Market Countries, provided that VIT shall ensure that all local adaptations and translations are consistent with the core materials to the

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extent permitted under Applicable Laws. VIT shall comply with reasonable policies provided by ChemoCentryx from time to time to maintain the goodwill and value of the ChemoCentryx Trademarks. VIT shall not, and shall cause its Affiliates not to, (i) use, seek to register, or otherwise claim rights in any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that materially dilutes, any of the ChemoCentryx Trademarks, or (ii) knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any of the ChemoCentryx Trademarks (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any of the ChemoCentryx Trademarks.

10.12 Product Trademarks.

(a) Global Trademarks. It is the Parties’ intent to maintain consistent global branding for the Product to the extent permitted by Applicable Laws. To the extent such consistent global branding is permitted under Applicable Laws, ChemoCentryx shall own all Trademarks related to the Product and associated domain names (collectively, the “Global Trademark”). Subject to consultation with VIT through the JCC, ChemoCentryx shall be responsible for selecting, registering, prosecuting, and maintaining the Global Trademark worldwide at its sole cost and expense. ChemoCentryx shall also select two back-up Global Trademarks in the VIT Territory. ChemoCentryx or its Affiliates shall own all right, title, and interest in and to all Global Trademarks, all corresponding trademark applications and registrations thereof, and all common law rights thereto. All goodwill of the business associated with or symbolized by the Global Trademarks shall inure to the benefit of ChemoCentryx. VIT acknowledges ChemoCentryx exclusive ownership of the Global Trademarks and agrees not to take any action inconsistent with such ownership. ChemoCentryx will be responsible for any guidelines applicable to the use of Global Trademarks.

(b) Local Trademarks. If any Global Trademark is not available for use and registration in connection with the Product in the VIT Territory due to a rejection by a Governmental Authority, actual or threatened opposition, cancellation or litigation as to use and/or registration by a Third Party, or a determination by the JSC that use of the Global Trademark is likely to cause confusion with another’s Trademark, VIT shall have the right to select and use an alternate Trademark (and associated domain names), such selection subject to ChemoCentryx’s prior written consent, which shall not be unreasonably withheld or delayed, and shall develop, search, file, register, maintain, defend and enforce such alternate Trademark (and associated domain names) at VIT’s sole expense (each, a “Local Trademark”). The Parties may decide together at a later stage to abandon Local Trademarks in certain countries if such Trademarks are no longer required.

(c) Use of Global Trademarks. To the extent that a Global Trademark is permitted under Applicable Laws, VIT shall promote, market, sell, offer for sale, import, distribute and otherwise commercialize the Product in the Field in the VIT Territory only under the Global Trademarks. VIT shall provide ChemoCentryx with samples of any core advertising and promotional materials that incorporate the Global Trademarks in English, and samples of local adaptations of such core materials in the Major Market Countries, for informational purposes only, prior to distributing such materials for use, but will not be required to provide

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samples of local adaptations of any such materials outside the Major Market, provided that VIT shall ensure that all local adaptations and translations are consistent with the core materials to the extent permitted under Applicable Laws. VIT shall comply with reasonable policies provided by ChemoCentryx from time to time to maintain the goodwill and value of the Global Trademarks. VIT shall not, and shall cause its Affiliates not to, (i) use, seek to register, or otherwise claim rights in the VIT Territory in any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that materially dilutes, any of the Global Trademarks, or (ii) knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any of the Global Trademarks (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any of the Global Trademarks.

(d) Enforcement of Trademarks. ChemoCentryx shall have the first right, but not the obligation, at ChemoCentryx’s expense, to enforce and defend the Global Trademarks in the VIT Territory, including (i) defending against any alleged, threatened or actual claim by a Third Party that the use of the Global Trademark in the VIT Territory infringes, dilutes or misappropriates any Trademark of that Third Party or constitutes unfair trade practices, or any other claims that may be brought by a Third Party against a Party in connection with the use of or relating to the Global Trademarks in the VIT Territory with respect to the Product and (ii) taking such action as ChemoCentryx deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution or misappropriation of, or unfair trade practices or any other like offense relating to, the Global Trademarks in the VIT Territory by a Third Party. If ChemoCentryx elects not to enforce or defend the Global Trademarks in any such instance, then ChemoCentryx shall promptly so notify VIT and VIT shall have the right, but not the obligation, to do so at VIT’s sole expense. Each Party shall provide to the other Party all reasonable assistance requested by such first Party in connection with any such action, claim or suit under this Section 10.12(d), including allowing such first Party access to such other Party’s documents and to such other Party’s personnel who may have possession of relevant information.

10.13 Trademark Licenses.

(a) Global Trademarks. Subject to the terms and conditions of this Agreement, ChemoCentryx hereby grants to VIT an exclusive, royalty-free, limited license under the Global Trademarks solely to promote, market, sell, offer for sale, import and distribute the Product in Field in the VIT Territory in accordance with the terms of this Agreement.

(b) ChemoCentryx Trademarks. Subject to the terms and conditions of this Agreement, ChemoCentryx hereby grants to VIT a non-exclusive, royalty-free, limited license under the ChemoCentryx Trademarks solely to promote, market, sell, offer for sale, import and distribute the Product in Field in the VIT Territory in accordance with the terms of this Agreement.

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11.	REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it, and (d) it has the right to grant the licenses granted by it under this Agreement.

11.2 Mutual Covenants.

(a) Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(b) Debarment. Each Party represents, warrants and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Compound or Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or ChemoCentryx Collaborators or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c) Compliance. Each Party covenants as follows:

(i) In the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws, rules and regulations.

(ii) Such Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, without limitation,

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either Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its Knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and each Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

(iii) Such Party and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not cause such other Party’s Indemnitees to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws, rules or regulations or otherwise cause any reputational harm to such other Party.

(iv) Such Party shall promptly notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws, rules or regulations in connection with the performance of this Agreement or the Development, manufacture or Commercialization of the Product.

(v) In connection with the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with such Party’s own anti-corruption and anti-bribery policy, a copy of which will be provided to the other Party upon request.

(vi) The other Party will have the right, upon reasonable prior written notice and during such Party’s regular business hours, to audit such Party’s books and records in the event that a suspected violation of any of the representations, warranties or covenants in this Section 11.2(c) needs to be investigated.

(vii) In the event that such Party has violated or has been suspected of violating any of the representations, warranties or covenants in this Section 11.2(c), such Party will cause its or its Affiliates’ personnel or others working under its direction or control to submit to periodic training that such Party will provide on anti-corruption law compliance.

(viii) Such Party will, at the other Party’s request, annually certify to such other Party in writing such Party’s compliance, in connection with the performance of such Party’s obligations under this Agreement, with the representations, warranties or covenants in Section 11.2(c).

(ix) Each Party shall have the right to suspend or terminate this Agreement in its entirety if there is a credible finding of a Governmental Authority, after a reasonable investigation, that the other Party, in connection with its performance under this Agreement, has violated the FCPA.

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11.3 Additional ChemoCentryx Representations, Warranties and Covenants. ChemoCentryx represents, warrants and covenants, as applicable, to VIT that, as of the Effective Date:

(a) The Letter Agreement lists all Patents Controlled by ChemoCentryx or any of its Affiliates in the VIT Territory as of the Effective Date that claim the composition of matter, method of manufacture or method of use of the Product and the Compound;

(b) All of the Patents listed in the Letter Agreement that are issued Patents are in full force and effect, and all applicable filing, maintenance and other fees required to be paid to a patent office with respect to the Patents listed in the Letter Agreement have been timely paid;

(c) ChemoCentryx has not received any written notice from a Third Party that the Development of any Compound or Product conducted by ChemoCentryx prior to the Effective Date has infringed, or that any Development or Commercialization of any Compound or Product will infringe, any Patents of any Third Party;

(d) ChemoCentryx has not as of the Effective Date granted any right to any Third Party under the ChemoCentryx Technology that would conflict with the rights granted to VIT hereunder;

(e) to ChemoCentryx’s Knowledge, no claim or action has been brought or threatened by any Third Party alleging that the ChemoCentryx Patents are invalid or unenforceable, and no ChemoCentryx Patent is the subject of any litigation, interference, post-grant review, opposition, cancellation or other proceeding challenging the validity or enforceability of the ChemoCentryx Patents;

(f) to ChemoCentryx’s Knowledge, the Development, Commercialization, and manufacture of the Compound in the Field in the VIT Territory does not infringe any issued Patents of any Third Party;

(g) to ChemoCentryx’s Knowledge, no Third Party is infringing or misappropriating, or has infringed or misappropriated, the ChemoCentryx Technology in the VIT Territory;

(h) to ChemoCentryx’s Knowledge, no Third Party has brought an action or proceeding challenging the inventorship or ownership of the ChemoCentryx Patents;

(i) to ChemoCentryx’s Knowledge, all Patent priority rights have been properly claimed by ChemoCentryx with respect to the ChemoCentryx Patents, and all ChemoCentryx Patents have been assigned to ChemoCentryx;

(j) ChemoCentryx exclusively owns the ChemoCentryx Patents, free and clear of any liens, mortgages, security interests or other similar encumbrances;

(k) ChemoCentryx’s license agreement with Glaxo Group Limited has been terminated and as of the Effective Date is no longer in effect; and

(l) ChemoCentryx will not, during the Term, grant any right to any Third Party under the ChemoCentryx Technology (including the Joint Technology) that would interfere with the rights granted hereunder.

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For purposes of Section 11.3(f), patent applications will be presumed to have been issued as patents with the published claims.

11.4 Additional VIT Representations, Warranties and Covenants. VIT represents, warrants and covenants to ChemoCentryx that, as of the Effective Date, VIT has not granted, and will not grant during the Term, any right to any Third Party under the VIT Technology that would conflict with the rights granted to ChemoCentryx hereunder.

11.5 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the foregoing, (a) neither Party represents or warrants that any data obtained from conducting clinical trials in one country or jurisdiction will comply with the laws and regulations of any other country or jurisdiction, and (b) neither Party represents or warrants the success of any study or test conducted by it pursuant to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder.

12.	INDEMNIFICATION

12.1 Indemnification by ChemoCentryx. ChemoCentryx hereby agrees to defend, indemnify and hold harmless VIT, VIT’s Affiliates and any Sublicensees and their respective directors, officers, employees and agents (each, an “VIT Indemnitee”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (“Losses”), to which any VIT Indemnitee may become subject as a result of any alleged claim, claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, use, handling, storage, sale or other disposition of any Compound or Product by ChemoCentryx or its Affiliates or ChemoCentryx Collaborators, (b) the negligence or willful misconduct of any ChemoCentryx Indemnitee, or (c) the breach by ChemoCentryx of any warranty, representation, covenant or agreement made by ChemoCentryx in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of the negligence or willful misconduct of any VIT Indemnitee or the breach by VIT of any warranty, representation, covenant or agreement made by VIT in this Agreement or the Supply Agreement.

12.2 Indemnification by VIT. VIT hereby agrees to defend, indemnify and hold harmless ChemoCentryx, its Affiliates and the ChemoCentryx Collaborators and their respective directors, officers, employees and agents (each, a “ChemoCentryx Indemnitee”) from and against any and all Losses to which any ChemoCentryx Indemnitee may become subject as a result of any alleged claim, claim, demand, action or other proceeding by any Third Party to the

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extent such Losses arise out of: (a) the Development, use, handling, storage, sale or other disposition of any Compound or Product by VIT or its Affiliates or Sublicensees, (b) the negligence or willful misconduct of any VIT Indemnitee, or (c) the breach by VIT of any warranty, representation, covenant or agreement made by VIT in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of the negligence or willful misconduct of any ChemoCentryx Indemnitee or the breach by ChemoCentryx of any warranty, representation, covenant or agreement made by ChemoCentryx in this Agreement or the Supply Agreement.

12.3 Procedure. A party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 12 shall not apply to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 12 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

12.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

12.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 13, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 12.5 shall not be construed to limit either Party’s indemnification obligations under this Article 12.

13.	CONFIDENTIALITY

13.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for ten (10) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party under to this Agreement, and both Parties shall keep confidential and, subject to Sections 13.2 and 13.3 and 13.5, shall not publish or otherwise disclose the terms of this Agreement. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this

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Agreement, including exercising its rights or performing its obligations. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

13.2 Exceptions. The obligations of confidentiality and restriction on use under Section 13.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

13.3 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b) regulatory filings for the Product that such Party has a license or right to Develop hereunder in a given country or jurisdiction;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations; and

(e) disclosure to its and its Affiliates’ employees, consultants, contractors and agents, to ChemoCentryx Collaborators (in the case of ChemoCentryx) and to Sublicensees (in the case of VIT), in each case on a need-to-know basis in connection with the Development, manufacture and Commercialization of Compounds and the Product in accordance with the terms of this Agreement and the Supply Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f) disclosure to potential and actual investors, acquirors, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use

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efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Section 13.3(c) or (d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 13.

13.4 Publications. Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party regarding results of and other information regarding the other Party’s Development activities with respect to the Product, whether by oral presentation, poster, manuscript or abstract. Before any such material is submitted for publication or presentation of any such material is made, each Party shall deliver a complete copy to the other Party at least thirty (30) days prior to submitting the material to a publisher, in the case of manuscripts, and seven (7) days prior to submission or other disclosure, in the case of oral presentations, posters and abstracts. Each Party shall review any such material and give its comments to the other Party within the applicable review period (i.e., thirty (30) or seven (7) days of receipt of the material, as applicable). Each Party shall comply with the other Party’s request to delete references to its Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional thirty (30) days for the purpose of preparing and filing appropriate patent applications.

13.5 Publicity; Public Disclosures. The Parties agree to issue a joint press release substantially in a form agreed by the Parties prior to the Effective Date, on or as promptly as practicable following, the Effective Date. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition or delay consent to such releases, and that either Party may issue such press releases or make such disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws. In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

13.6 Prior Confidentiality Agreement. As of the Effective Date, the terms of this Article 13 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

13.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 13. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 13.

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14.	TERM AND TERMINATION

14.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 14 or by mutual written agreement of the Parties, shall continue until the expiration of the last Royalty Term in the VIT Territory (the “Term”).

14.2 Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement if the Parties determine mutually and in good faith that continued Development or Commercialization of the Product in the VIT Territory would not be in the best interest of patient welfare, based on the evaluation of safety issues and recommendations of a Regulatory Authority or independent data monitoring committee.

14.3 Termination for Cause.

(a) Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within sixty (60) days (thirty (30) days with respect to any payment breach) after notice of such breach from the non-breaching Party; provided, however, that if any breach (other than a payment breach) is not reasonably curable within sixty (60) days and if the breaching Party has provided a cure plan reasonably acceptable to the other Party during such sixty (60)-day period and is making a bona fide effort to cure such breach by diligently implementing such plan, such cure period will be extended for a time period to be agreed by both Parties (but in no event more than an additional sixty (60) days) in order to permit the breaching Party a reasonable period of time to cure such breach in accordance with such plan. In the event of a material breach by VIT that results primarily and originally from a breach by a Sublicensee of its sublicense agreement, if the Sublicensee fails to cure the breach within the above cure period, ChemoCentryx shall not have the right to terminate this Agreement if VIT terminates such sublicense agreement by providing written notice of termination prior to the end of such cure period and such sublicense agreement actually terminates.

(b) Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within sixty (60) days after the commencement thereof.

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14.4 Termination for Patent Challenge. ChemoCentryx shall have the right to terminate this Agreement in its entirety upon written notice to VIT if VIT or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any ChemoCentryx Patent; provided, however, ChemoCentryx shall not have a right to terminate if the challenge is brought by a Sublicensee, either directly or indirectly through any Third Party, and VIT or the Affiliate, as the case may be, terminates such Sublicensee’s sublicense rights hereunder within thirty (30) days after becoming aware of such challenge. ChemoCentryx will not have the foregoing right to terminate this Agreement if ChemoCentryx or its Affiliates or sublicensees, either directly or indirectly through a Third Party, commence any action or proceeding alleging that VIT, its Affiliates or Sublicensees infringe any ChemoCentryx Patents and such challenge is instituted as a counterclaim to such action.

14.5 Termination by VIT at Will. VIT shall have the right to terminate this Agreement for any reason or for no reason upon one hundred eighty (180) days written notice to ChemoCentryx, such termination to be effective no earlier than the second anniversary of the Effective Date.

14.6 Effects of Expiration.

(a) Licenses. Upon expiration (but not termination) of this Agreement, (i) VIT’s licenses under Section 2.1 will become non-exclusive, sublicenseable, perpetual, fully paid-up, and royalty-free.

(b) Global Trademarks. Upon expiration (but not termination) of this Agreement, if VIT is then using a Global Trademark, the license under Section 10.13(a) will remain in effect but will become royalty-bearing, and VIT shall pay ChemoCentryx a royalty of [***] of annual Net Sales of the Product in the VIT Territory, in consideration for the exclusive use of the Global Trademark in the VIT Territory. The Parties will promptly after the effective date of expiration enter into a trademark license agreement providing for such license and the payment terms thereof.

(c) Supply. In the event that ChemoCentryx is supplying Bulk Drug Product or API to VIT upon expiration (but not termination) of this Agreement, then, to ensure continuity of supply, ChemoCentryx shall continue to supply VIT under the terms of the Supply Agreement until such time that (i) VIT has established itself or a CMO as a separate supplier, or (ii) the Parties have agreed to terms for ChemoCentryx’s continued supply of API or Bulk Drug Product to VIT after the expiration of this Agreement, which terms shall apply from the date of expiration, but in any event shall not be obligated to supply Product for more than six (6) months after the date of expiration.

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14.7 Effects of Termination. Upon any termination of this Agreement by either Party pursuant to Section 14.3, 14.4 or 14.5, or by the Parties pursuant to Section 14.2, the following will apply:

(a) Termination of Licenses and Other Rights. All licenses granted to VIT will automatically terminate, and all other rights and obligations of the Parties under this Agreement will terminate on the effective date of termination; provided that if this Agreement is terminated by ChemoCentryx pursuant to Section 14.3(a) or 14.3(b), any sublicense granted to a Sublicensee that is not in breach under the applicable sublicense (and whose actions or omissions did not result in a breach by VIT giving rise to ChemoCentryx’s right of termination) will continue as a direct license from ChemoCentryx so long as the Sublicensee makes all payments to ChemoCentryx required under Section 8.4.

(b) Regulatory Filings. Unless this Agreement is terminated by VIT under Section 14.3(a), VIT shall: (i) to the extent not previously provided to ChemoCentryx, deliver to ChemoCentryx true, correct and complete copies of all Regulatory Filings (including Regulatory Approvals) for the Product in the Field in the VIT Territory, and provide to ChemoCentryx all VIT Know-How not previously disclosed to ChemoCentryx; (ii) and hereby does, effective upon such termination, transfer and assign, or cause to be transferred or assigned, to ChemoCentryx or its designee (or to the extent not so assignable, take all reasonable actions to make available to ChemoCentryx or its designee the benefits of) all Regulatory Filings (including Regulatory Approvals) for the Product in the Field in the VIT Territory, whether held in the name of VIT or its Affiliate or Sublicensee; and (iii) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 14.7(b) to ChemoCentryx. Any activities undertaken by VIT under this Section 14.7(b) will be at ChemoCentryx’s expense.

(c) VIT Technology. Unless this Agreement is terminated by VIT under Section 14.3(a), VIT hereby grants to ChemoCentryx, effective upon such termination, a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicenseable (through multiple tiers) license under the VIT Technology to Develop, make, have made, import, offer for sale, sell and otherwise Commercialize Compounds and the Product in and outside the VIT Territory.

(d) Marks. VIT shall, and hereby does, effective on such termination, assign to ChemoCentryx all of VIT’s and its Affiliates’ right, title and interest in and to any and all Local Trademarks used by VIT and its Affiliates in the VIT Territory, including all goodwill therein, and VIT shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment, at ChemoCentryx’s cost.

(e) Wind-Down. VIT shall, as directed by ChemoCentryx, either wind-down any ongoing Development activities of VIT and its Affiliates and Sublicensees with respect to the Product in the Field in the VIT Territory in an orderly fashion or promptly transfer such Development activities to ChemoCentryx or its designee, in compliance with all Applicable Laws.

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(f) Transition Assistance. Unless this Agreement is terminated by VIT under Section 14.3(a), VIT shall provide reasonable consultation and assistance for the purpose of transferring or transitioning to ChemoCentryx all VIT Know-How not already in ChemoCentryx’s possession and, at ChemoCentryx’s request, all then-existing commercial arrangements relating specifically to any Compound or Product that VIT is able, using Commercially Reasonable Efforts, to transfer or transition to ChemoCentryx, in each case, to the extent reasonably necessary or useful for ChemoCentryx to continue Developing, manufacturing, or Commercializing the Product in the VIT Territory. The foregoing shall include transferring, upon request of ChemoCentryx, any agreements with Third Party suppliers or vendors that specifically cover the supply or sale of any Compound or Product in the VIT Territory; provided that if any such contract between VIT and a Third Party is not assignable to ChemoCentryx (whether by such contract’s terms or because such contract does not relate specifically to any Compound or Product) but is otherwise reasonably necessary or useful for ChemoCentryx to commence Developing, manufacturing, or Commercializing the Product in the VIT Territory, or if VIT manufactures the Product itself (and thus there is no contract to assign), then VIT shall reasonably cooperate with ChemoCentryx to negotiate for the continuation of services or supply from such entity, or VIT shall supply such Compound or Product, as applicable, to ChemoCentryx for a reasonable period (not to exceed twelve (12) months) until ChemoCentryx establishes an alternate, validated source of such services or supply of finished, packaged, labeled Product for the VIT Territory. ChemoCentryx shall pay VIT for such supply from VIT at a price equal to VIT’s cost. VIT shall provide such assistance at no cost to ChemoCentryx for a period of twelve (12) months after termination, if such termination occurred after First Commercial Sale in the VIT Territory, and otherwise for a period of six (6) months after termination, and thereafter ChemoCentryx shall reimburse VIT’s reasonable internal and Third Party costs to conduct such transition from and after the effective date of termination.

(g) Remaining Inventories. If ChemoCentryx terminates this Agreement under Section 14.3(a) or Section 14.3(b), or if VIT terminates this Agreement under Section 14.5, or if the Parties terminate this Agreement under Section 14.2, then unless, at ChemoCentryx’s option, ChemoCentryx repurchases any remaining inventory at the invoice price plus the costs of shipping any remaining inventory, which it shall have the right to do, VIT, its Affiliates or their respective Sublicensees shall be permitted to sell, subject to the payment of applicable royalties and Milestone Payments due under this Agreement, any Product in inventory (including completion for sale of any work in progress) over the twelve (12) month period following termination. ChemoCentryx shall notify VIT within thirty (30) days after the date of termination whether ChemoCentryx elects to exercise such right. If VIT terminates this Agreement under Section 14.3(a) or Section 14.3(b), VIT, its Affiliates or their respective Sublicensees shall be permitted to sell, subject to the payment of applicable royalties due under this Agreement, any Product in inventory (including completion for sale of any work in progress) over the twelve (12) month period following termination.

14.8 Confidential Information. Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations. All VIT Know-How assigned to ChemoCentryx after the Term will be deemed ChemoCentryx’s Confidential Information and no longer VIT’s Confidential Information.

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14.9 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Sections 9.3, 9.4, 9.5, 10.2, 10.4, 11.5, 14.6, 14.7, 14.8, 14.9, 14.10 and 14.11 and Articles 12, 13, 15 and 16.

14.10 Exercise of Right to Terminate. The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

14.11 Damages; Relief. Subject to Section 14.10, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

14.12 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

15.	DISPUTE RESOLUTION

15.1 Objective. The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any such dispute if and when it arises.

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15.2 Resolution by Executive Officers. Except as otherwise provided in Article 3, if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder arises, either Party may refer such dispute to the Executive Officers, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such thirty (30)-day period, or such other time period as the Parties may agree to in writing, such dispute shall be resolved in accordance with Section 15.3.

15.3 Arbitration.

(a) If the Parties do not resolve a dispute as provided in Section 15.2, and a Party wishes to pursue the matter, each such dispute that is not an Excluded Claim (defined below) shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this clause and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable. If either Party intends to commence binding arbitration of such dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within thirty (30) days after the receipt of such notice, the other Party may, by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(b) The arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the ICC Rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c) It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than thirty (30) days after selection of the arbitrators, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be permitted by Section 12.5. The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

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(e) Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f) As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly, or competition law or regulation, whether or not statutory.

15.4 Expert Arbitrators if no JSC Consensus on Certain Matters.

(a) If [***], the Parties are obligated to submit a disputed matter to arbitration under this Section 15.4 pursuant to Section 3.4(c), then unless the Parties otherwise agree, the Parties shall within thirty (30) days after the JSC first considers VIT’s objection to a Development Plan amendment because VIT reasonably believes that such amendment would materially adversely affect the safety and efficacy profile of the Product in the VIT Territory, or that a proposed Additional Indication satisfies the Additional Indication Rejection Condition, mutually select a panel of three (3) independent scientific experts having substantial relevant experience with respect to the development of pharmaceutical products, and failing such mutual agreement during such time frame, either Party may ask the American Arbitration Association to promptly appoint the expert on behalf of the Parties) (the “Expert Arbitrators”). Both Parties shall submit their respective proposals with respect to such Development Plan amendment and arguments with respect to its effect on the safety and efficacy profile of the Product in the VIT Territory, or on whether the Additional Indication satisfies the Additional Indication Rejection Condition, to the Expert Arbitrators within three (3) Business Days of learning of such Expert Arbitrators’ appointment, either through agreement of the Parties or by the American Arbitration Association. If a Party fails to submit a proposal within such timeframe, then the proposal of the submitting Party shall prevail.

(b) Each Party shall have ten (10) Business Days from receipt of the other Party’s submission to the Expert Arbitrators to submit a written response to such proposal. A hearing with the Parties and the Expert Arbitrators shall take place over no more than two (2) Business Days and shall commence no later than ten (10) days after submission of the written responses to each other and the Expert Arbitrators. Each Party shall have a reasonable period of time, to be determined by the Expert Arbitrators (which period of time shall be sufficient for the Expert Arbitrators to fully understand the proposals, responses and the relative merits thereof), to argue for its proposal at the hearing with the Expert Arbitrators. The Expert Arbitrators shall have the right to meet thereafter with the Parties together, as necessary to make a determination. The Expert Arbitrators shall, within five (5) Business Days after completion of the hearing, or such longer period as the Parties may agree, make a final and binding determination as to

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whether the proposed Development Plan amendment is reasonably likely to materially adversely affect the safety and efficacy profile of the Product in the VIT Territory or on whether the Additional Indication satisfies the Additional Indication Rejection Condition. Such determination shall be deemed to be the consensus of the JSC. The Parties acknowledge and agree that the rendering of a determination by the Expert Arbitrators shall be deemed effective at the time its determination is made, irrespective of the time when a formal written statement of the Expert Arbitrators’ opinion with respect to such matter, or the basis of its determination, is released, if at all. At any time prior to the determination, either Party may accept the other Party’s position on any unresolved issue. The Parties shall inform the Expert Arbitrators of such accepted position and in such event such position will be deemed part of the final resolution of the matter in dispute and no longer subject to arbitration. The Expert Arbitrators’ decision shall take into account customary and commercially reasonable industry practices for the conduct of development and other activities in compliance with Applicable Law. Each Party shall bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding. Any fees, costs, expenses or other amounts payable to the Expert Arbitrators in connection with any arbitration pursuant to this Section 15.4 shall be borne equally by the Parties.

16.	GENERAL PROVISIONS

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws.

16.2 Entire Agreement; Modification. This Agreement, together with the Letter Agreement and Supply Agreement, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

16.3 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

16.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party

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without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to the Product to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring Party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) to an Affiliate or, in the case of VIT, as may be necessary in connection with the currently announced restructuring of Galenica, so long as such restructuring does not result in the effective sale or transfer, directly or indirectly, of this Agreement to a Third Party, provided that in the case of an assignment to an Affiliate, the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 16.5 shall be null and void.

16.6 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

16.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 16.7. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, five (5) days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries or (iv) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next Business Day.

If to VIT, notices must be addressed to:

Vifor (International) Ltd.

Rechenstrasse 37, 9014 St. Gallen, Switzerland

Attention: Chief Executive Officer

Facsimile: +41 58 851 80 01

68.

Execution Version

with a copy to:

Vifor (International) Ltd.

Rechenstrasse 37, 9014 St. Gallen, Switzerland

Facsimile:	+41 58 851 80 01
Attention:	Group General Counsel

If to ChemoCentryx, notices must be addressed to:

ChemoCentryx, Inc.

850 Maude Avenue

Mountain View, CA 94043

USA

Attn:	Chief Executive Officer
Fax:	+1-650-210-2910

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

USA

Attn:	L. Kay Chandler
Fax:	+1-858-550-6420

16.8 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any reasonably unforeseeable event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

69.

Execution Version

16.9 Standstill Agreement. During the Term and, in the case of early termination of this Agreement as provided in Section 14, and for three (3) months after such termination (the “Standstill Period”), unless specifically invited in writing by the board of directors of ChemoCentryx, except pursuant to the terms of this Agreement, neither VIT nor any of its Representatives will, in any manner, directly or indirectly, without the prior express written consent of ChemoCentryx:

(a) make, effect, initiate, directly participate in or cause (i) any acquisition of beneficial ownership of any outstanding shares of common stock or other securities of ChemoCentryx or any Affiliate of ChemoCentryx with the power to vote in the election of directors or any securities convertible into or exercisable or exchangeable into such securities of ChemoCentryx or any Affiliate of ChemoCentryx (“Voting Securities”), in the case of a Representative (excluding an Affiliate) authorized to act on behalf of VIT for such purpose, (ii) any acquisition of any assets of ChemoCentryx or any assets of any Affiliate of ChemoCentryx, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving ChemoCentryx or any Affiliate of ChemoCentryx, or involving any securities or assets of ChemoCentryx or any securities or assets of any Affiliate of ChemoCentryx, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any Voting Securities; provided that nothing in this Section 16.9(a) shall preclude any activities of VIT or its Representatives with respect to the grant by ChemoCentryx or any Affiliate of ChemoCentryx of any license, or the supply by ChemoCentryx or any subsidiary of ChemoCentryx of any products, in each case to VIT or any of its Affiliates as contemplated by this Agreement;

(b) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to the beneficial ownership of any Voting Securities of ChemoCentryx;

(c) act, alone or in concert with others, to seek to control the management, board of directors or policies of ChemoCentryx;

(d) seek to call any meeting of the stockholders of ChemoCentryx or propose or nominate for election to ChemoCentryx’s board of directors any person whose nomination has not been approved by a majority of ChemoCentryx’s board of directors;

(e) publicly or otherwise propose the taking of any action referred to in Section 16.9(a), (b), (c) or (d);

(f) assist, induce, encourage, enter into any discussions, negotiations, arrangements, or agreements with, or otherwise act in concert with any Third Party relating to any of the foregoing; or

(g) request or propose (in any manner that would reasonably be likely to cause ChemoCentryx to disclose publicly) that ChemoCentryx or any of ChemoCentryx’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 16.9, in the case of a Representative (excluding an Affiliate) authorized to act on behalf of VIT for such purpose.

For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each person or entity that is or becomes (1) an Affiliate of such Party, or (2) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s Affiliates, providing such person or entity authorized by such Party.

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Notwithstanding the foregoing, this Section 16.9 shall no longer apply (i) during a period commencing with ChemoCentryx’s announcement in a filing with the SEC or a press release that (A) it is seeking a purchaser for itself or all or substantially all of its assets or (B) it is otherwise exploring strategic options in this regard, and ending with ChemoCentryx’s announcement in a filing with the SEC or a press release that is terminating such search or exploration; (ii) during the period beginning with the commencement by a Third Party of a publicly-announced tender or exchange offer for more than fifty percent (50%) of the voting power of the outstanding Voting Securities of ChemoCentryx, and ending with the termination by such Third Party of such tender or exchange offer; or (iii) if ChemoCentryx announces in a filing with the SEC or a press release a transaction, or an intention to effect any transaction, which would result in (A) the sale by ChemoCentryx or one or more subsidiaries of assets representing fifty percent (50%) or more of the consolidated assets of ChemoCentryx; or (B) the common shareholders of ChemoCentryx immediately prior to such transaction owning less than fifty percent (50%) of the outstanding common stock of the acquiring entity or, in case of a merger transaction, the surviving corporation (or, if the surviving corporation is an Affiliate of a parent company, the parent company); provided that, in the case of clause (ii) VIT has not directly or indirectly taken any action prohibited under this Section 16.9.

16.10 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

16.11 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

{SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, the Parties hereto have caused this COLLABORATION AND LICENSE AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

CHEMOCENTRYX, INC.		VIFOR (INTERNATIONAL) LTD.

By:	/s/ Thomas J. Schall, Ph.D.	By:	/s/ Søren Tulstrup

Name:	Thomas J. Schall, Ph.D.	Name:	Søren Tulstrup

Title:	Chairman of the Board, President and Chief Executive Officer	Title:	CEO, Vifor Pharma

		By:	/s/ Dr. Oliver P. Kronenberg

		Name:	Dr. Oliver P. Kronenberg

		Title:	Group General Counsel

Signature Page to Collaboration and License Agreement

Execution Version

Schedule 6.3

Diligence Countries

Austria

Belgium

Netherlands

Sweden

Finland

Denmark

Norway

Iceland

Portugal

Greece

Egypt

South Africa

Argentina

Chile

Execution Version

Exhibit 8.4(c)

Quarterly Royalty Reduction Calculation

Example

An example of the royalty calculation pursuant to this Exhibit 8.4(c) for Net Sales in a country for the third quarter, assuming that the royalty reduction of Section 8.4(c) first applies to the Net Sales of the Product in the country in the third quarter, is as follows:

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.